EXHIBIT 10.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made and entered into on the 30th day of June, 2005, by and among EVCI Career Colleges Holding Corp., a Delaware corporation (the "Purchaser"), Technical Career Institutes, Inc., a New York corporation (the "Company"), East Coast Training Services of Delaware, Inc., a Delaware corporation ("ECTS"), East Coast Capital Corp., a Delaware corporation ("ECC"), and North American Training Services, Inc., a Delaware corporation ("NATS"). ECTS, ECC and NATS are sometimes individually, a "Seller" and collectively, the "Sellers."

                                    RECITALS:

         A. The Company is engaged in the business of operating a New York City-based proprietary technical college (the "Institute") that offers two-year associate degrees and shorter certificate programs in a variety of technical fields centered on computers, telecommunications and electronics (the "Business").

         B. ECTS owns all the issued and outstanding shares of the capital stock of the Company (collectively, the "Shares"). ECC owns all of the issued and outstanding shares of the capital stock of ECTS. NATS owns all of the issued and outstanding shares of the capital stock of ECC except for 18,333.333 shares of ECC's Cumulative Preferred Stock owned by DCSNA.

         C. The Purchaser desires to purchase from ECTS and ECTS desires to sell to the Purchaser all of the Shares pursuant to and upon the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                            DEFINITIONS; CONSTRUCTION

         The capitalized terms used herein shall have the meanings assigned to them in Schedule 1 or referenced in Schedule 1 to Sections, the introductory paragraph or Recitals of this Agreement. This Agreement and all other documents executed in connection herewith shall be governed by the rules of construction set forth in Schedule 1.

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                                    ARTICLE 2

                           PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale of the Shares. Subject to the provisions of this Agreement, at the Closing, ECTS shall sell and transfer the Shares to the Purchaser, and the Purchaser shall purchase all right, title and interest in and to the Shares from ECTS free and clear of all Encumbrances.

         2.2 The Purchase Price. The aggregate purchase price to be paid to ECTS by the Purchaser at the Closing for all of the Shares shall be Sixteen Million Dollars ($16,000,000) in cash, subject to adjustment as set forth in Sections 2.4, 2.5 and 2.6 (as adjusted, the "Purchase Price").

         2.3 Payment of the Purchase Price. The Purchaser shall pay the Purchase Price as follows:

                  (a) Escrow. At the Closing, the Purchaser shall deliver the Escrow Deposit to the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent as security for the indemnification obligations of the Sellers. The Escrow Deposit remaining in escrow shall be released to Sellers on the second anniversary of the Closing Date, subject to and in accordance with the provisions of an escrow agreement to be entered into at the Closing among the Purchaser, each Seller and the Escrow Agent substantially in the form of Exhibit A attached hereto (the "Escrow Agreement").

                  (b) Retention Escrow Amount. Sellers jointly and severally agree to pay 50% of the Company's liability for Separation Payments under the Retention Agreements, up to a maximum aggregate amount not to exceed $200,000. At the Closing, the Purchaser shall deliver the Retention Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent. The Retention Escrow Amount shall be the sole source of reimbursement from the Sellers to the Purchaser, payable in accordance with the Escrow Agreement, for any liability the Company may have post-Closing for Separation Payments under the Retention Agreements, and the Purchaser hereby agrees that it and the Company shall have no recourse against any Seller (other than against the Retention Escrow Amount) with respect to any such liability. Notwithstanding the foregoing, Sellers' obligation to reimburse Purchaser for Separation Payments under this provision and the Escrow Agreement shall be limited to 50% of the Company's aggregate liability for Separation Payments and in no event shall such reimbursement exceed an amount equal to the Retention Escrow Amount. The Retention Escrow Amount remaining in escrow shall be released to the Sellers on the second anniversary of the Closing Date, subject to and in accordance with the provisions of the Escrow Agreement. ECC hereby acknowledges and agrees that it shall be solely responsible for payment of the one-time special bonus of $100,000 that is payable to Karen Romaine under
Section 3(a) of her Retention Agreement.

                  (c) Balance of Purchase Price. At the Closing, the Purchaser will pay to ECTS the balance (after deducting the Escrow Deposit and the Retention Escrow Amount) of the Purchase Price (the "Closing Purchase Price Payment"), subject to adjustment pursuant to the provisions of Sections 2.4, 2.5 and 2.6 below. The Purchaser will pay the Closing Purchase Price Payment by wire


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transfer of immediately available funds to an account of and designated by ECTS in written instructions delivered by ECTS to the Purchaser no less than two days prior to the Closing Date.

                  (d) Allocation to Non-Competition Agreements. Three Hundred Thousand Dollars ($300,000) of the Purchase Price shall be allocated to the ECTS, ECC and NATS non-compete agreements set forth in Article 10 ($100,000 to each agreement).

         2.4      Current Ratio Purchase Price Adjustment.

                  (a) Not later than three Business Days prior to the Closing Date, the Company shall provide to the Purchaser an estimated unaudited statement of the current assets and current liabilities of the Company, as of the Closing Date, that, except as provided in the definition of Closing Current Ratio, has been prepared in accordance with GAAP consistent with past practice of the Company, including following the same accounting principles, practices, procedures, policies and methods with consistent classifications, judgments, and valuation and estimation methodologies that were employed in preparing the Financial Statements (the "Estimated Closing Statement"), together with accounts receivable and accounts payable aging schedules, an unearned tuition schedule and a schedule of prepaid advertising in support of the Estimated Closing Statement. The Estimated Closing Statement shall be calculated on the basis set forth on Schedule 2.4(a) attached hereto.

                  (b) Based on the Estimated Closing Statement, the Closing Purchase Price Payment shall be either (i) if the Closing Current Ratio is greater than 1:1, increased, dollar for dollar, by the amount, if any, by which the total current assets exceed the amount of total current liabilities (an "Estimated Surplus"), or (ii) if the Closing Current Ratio is less than 1:1, decreased, dollar for dollar, by the amount, if any, by which the total current liabilities exceed the total current assets (an "Estimated Deficiency"). For purposes of this Article 2, any Estimated Deficiency or Actual Deficiency (as defined below) shall be expressed as a positive number.

         2.5      Required Closing Current Ratio Adjustment.

                  (a) Within 15 Business Days after the Closing Date, the Purchaser shall cause the Company to deliver to the Sellers normal month-end closing financial information for the period ending on the Closing Date. Not later than 45 days after the Closing Date, the Purchaser shall provide to the Sellers a draft statement of the current assets and current liabilities of the Company (which may be unaudited) as of the Closing Date that has been prepared in accordance with GAAP in a manner consistent with the Company's past practice, including following the same accounting principles, practices, procedures, policies and methods with consistent classifications, judgments, and valuation and estimation methodologies that were employed by the Company in preparing the Financial Statements (the "Proposed Final Closing Statement"), together with an accounts receivable and accounts payable aging schedule, an unearned tuition schedule and a schedule of prepaid advertising in support thereof. Upon the Sellers' receipt of the Proposed Final Closing Statement, and during the period of any dispute within the contemplation of this Section 2.5, the Purchaser shall cause the Company to (i) provide the Sellers and the Sellers' authorized


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representatives with full access to the books, records, facilities and employees of the Company that are relevant to the preparation of the Proposed Final
Closing Statement, provided that such access shall be granted only during normal business hours and upon reasonable prior notice and shall be coordinated through a representative designated by Purchaser and (ii) cooperate fully with the Sellers and the Sellers' authorized representatives for purposes of reviewing the calculations and valuations employed in the preparation of the Proposed
Final Closing Statement. The Sellers may provide the Purchaser with a written objection to the Proposed Final Closing Statement not later than 15 Business
Days after the Sellers' receipt thereof. If the Sellers do not timely provide any objections, then the Proposed Final Closing Statement shall be the "Final Closing Statement." If the Sellers' objection is timely and is disputed by the Purchaser, then the Sellers and the Purchaser will negotiate in good faith to resolve such dispute as expeditiously as possible. If such dispute is not finally settled within 15 Business Days (or such longer period as the parties may agree) after the Purchaser's receipt of the Sellers' objection, such dispute will be finally settled in accordance with Section 2.6. After resolving such dispute, the Proposed Final Closing Statement as finally agreed upon or settled upon pursuant to Section 2.6 shall be the "Final Closing Statement."

                  (b) Based on the Final Closing Statement, the Closing Purchase Price Payment, as adjusted pursuant to Section 2.4, shall be further adjusted as follows:

                           (i) If the Closing Current Ratio (as set forth on the
Final Closing Statement as finally agreed upon or settled pursuant to Section 2.6) is less than 1:1 (an "Actual Deficiency") and (x) there was no Estimated Deficiency or (y) there was an Estimated Deficiency and the Actual Deficiency exceeds the Estimated Deficiency, the Sellers shall, within three calendar days following the determination of the Final Closing Statement, and based upon such final determination, pay to the Purchaser the Section 2.5(b)(i) Adjustment. As used herein, the "Section 2.5(b)(i) Adjustment" means (A) if there was no Estimated Deficiency, the sum of the Actual Deficiency and any Estimated Surplus or (B) if there was an Estimated Deficiency and the Actual Deficiency exceeds such Estimated Deficiency, the amount of such excess.

                           (ii) If there is an Actual Deficiency and there was
an Estimated Deficiency that exceeds
the Actual Deficiency, the Purchaser shall, within three calendar days following the determination of the Final Closing Statement, and based upon such final determination, pay to the Sellers the amount of such excess.

                           (iii) If the Closing Current Ratio (as set forth on
the Final Closing Statement as finally agreed upon or settled pursuant to
Section 2.6) is greater than 1:1 (an "Actual Surplus") and (x) there was no Estimated Surplus or (y) there was an Estimated Surplus and the Actual Surplus exceeds the Estimated Surplus, the Purchaser shall, within three calendar days following the determination of the Final Closing Statement, and based upon such final determination, pay to the Sellers the Section 2.5(b)(iii) Adjustment. As used herein, the "Section 2.5(b)(iii) Adjustment" means (A) if there was no Estimated Surplus, the sum of the Actual Surplus and any Estimated Deficiency or
(B) if there was an Estimated Surplus and the Actual Surplus exceeds such Estimated Surplus, the amount of such excess.


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                  (iv) If there is an Actual Surplus and there was an Estimated
Surplus that exceeds the Actual Surplus, the Sellers shall, within three calendar days following the determination of the Final Closing Statement, and based upon such final determination, pay to the Purchaser the amount of such excess.

                  (c) Payment of the adjustment amount determined pursuant to
Section 2.5 (b) shall be made to the party entitled thereto by wire transfer to an account of and designated by such party.

         2.6 Dispute Resolution Procedures. If after 15 Business Days (or such longer period as the parties may agree) following the date on which any Seller gives the Purchaser notice of its objection under Section 2.5(a), still remains in dispute, then the Neutral Accounting Firm shall resolve such dispute(s). As used herein, "Neutral Accounting Firm" means a firm of nationally or regionally recognized independent public accountants selected by the Purchaser and the Sellers, which shall, at the time of its engagement, not have performed auditing or other services for any of the parties to this Agreement or their Affiliates during the past two years and not be engaged to perform such auditing or other services in the foreseeable future. If the parties are unable to agree on the Neutral Accounting Firm, then each of the Sellers and the Purchaser shall have the right to request that the American Arbitration Association appoint the Neutral Accounting Firm who shall, at the time of its engagement, (i) not have had a material relationship with the Sellers, the Purchaser or any of their respective Affiliates within the past two years and (ii) not be engaged to perform such auditing or other services in the future other than pursuant to this Section 2.6. Each party agrees to execute, if requested by the Neutral Accounting Firm, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Firm shall be borne pro rata as between the Sellers on the one hand and the Purchaser on the other, in inverse proportion to the allocation of the dollar amount of the amounts remaining in dispute between the Purchaser and the Sellers made by the Neutral Accounting Firm such that the prevailing party pays the lesser proportion of the fees and expenses. The Purchaser and the Sellers shall each make their complete submission to the Neutral Accounting Firm within 10 Business Days following the expiration of the 15 Business Days (or such longer period as the parties may agree) referred to above in this Section 2.6. The failure of any party to make any submission prior to the expiration of such 10 Business Day period shall be deemed a waiver of such party's right to make a submission. The Neutral Accounting Firm's determination of the Final Closing Statement and Closing Current Ratio (i) shall be made within 10 Business Days following the date on which the dispute is submitted, (ii) shall be set forth in a written statement delivered to the Sellers and the Purchaser, and (iii) shall be final, binding and conclusive. THE SELLERS AND THE PURCHASER WAIVE THEIR RESPECTIVE RIGHTS TO CONTEST SUCH DETERMINATION THROUGH ANY PROCEEDING. In the event a party does not comply with the procedure and time requirements contained herein, the Neutral Accounting Firm will render a decision based solely on the evidence it has which was timely filed by either of the parties.


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                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF THE
                             COMPANY AND THE SELLERS

         The Company and each Seller, jointly and severally, hereby makes the following representations and warranties to the Purchaser, subject to any exceptions set forth in the schedules hereto.

         3.1 Authority of each Seller and the Company. The Company and each Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, to consummate the Contemplated Transactions and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by each Seller and the Company hereunder and thereunder. This Agreement is the legal, valid and binding obligation of each Seller and the Company and is enforceable against each of them in accordance with its terms.

         3.2 Organization and Good Standing. The Company and each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with full corporate power and authority to conduct the Business as it is now being conducted and to own, lease or operate the properties and assets that it purports to own, lease or operate. The Company is not qualified and authorized to conduct the Business in any other state where such qualification is required by Law. True and complete copies of the Organizational Documents of the Company, as are currently in effect, have been delivered or made available to the Purchaser by the Company.

         3.3      No Conflict.

                  (a) Except as set forth on Schedule 3.3(a) and Schedule 5.1(d), neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions by the Company or any Seller will:

                           (i) contravene, conflict with or result in a
violation of: (A) any provision of the Organizational Documents of the Company; or (B) any resolution adopted by the board of directors or the stockholders of the Company or any Seller;

                           (ii) breach any Law or Order to which any Seller or
the Company, or any of the material assets owned, leased or used by the Company, may be subject;

                           (iii) contravene, conflict with or result in a
violation or breach of any of the terms or requirements of, or directly give any Governmental Authority or Educational Agency the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any Educational Approval or material Permit that is held by the Company or that otherwise relates to the Business or any of the material assets owned, leased or used by the Company;

                           (iv) materially breach, violate or result in a
material default under any provision of, or give any Person the right to declare a material default or exercise any material remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Company Contract including without limitation the Campus Leases; or


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                           (vi) result in the imposition or creation of any
Encumbrance upon or with respect to any of the assets owned, leased or used by the Company.

                  (b) Except as set forth on Schedule 3.3(b), the Company is not required to give any notice to or obtain any Consent or Permit from any other Person in connection with its execution, delivery and performance of this Agreement or its consummation of any of the Contemplated Transactions other than those that have been given or obtained.

         3.4 Capitalization; Title to Shares. The authorized capital stock of the Company consists solely of 200 shares of Common Stock, all of which shares are issued and outstanding and constitute the Shares. Except as set forth on
Schedule 3.4, ECTS owns and holds all of the record and beneficial interest in the Shares, free and clear of all Encumbrances and no legend or other reference to any purported Encumbrance appears upon any certificate representing any of the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.4 and for this Agreement, there are no Contracts relating to the issuance, sale, voting or transfer of the Shares or in any way restricting ECTS from exercising any of its rights to any of the foregoing. None of the Shares were issued in violation of any Law, including without limitation the Securities Act of 1933, as amended or any state law governing the issuance and/or sale of securities. Except as set forth on Schedule 3.4 and for this Agreement, there are no outstanding rights, options, warrants, or convertible securities of any kind entitling any Person to purchase or acquire any shares of capital stock or any other securities of the Company or agreements of any kind entitling any Person to purchase, acquire or otherwise receive any shares of capital stock or any other securities of the Company, including, without limitation, preemptive rights, rights to acquire capital stock contingent upon the payment of money, passage of time or other contingency. At the Closing, ECTS shall transfer to the Purchaser valid title to the Shares free and clear of all Encumbrances.

         3.5 Subsidiaries; Investments. Except as set forth on Schedule 3.5, the Company does not have any subsidiary and/or any direct or indirect equity ownership interest or other investment in any other Person.

         3.6 Assets. The Company has valid title to, or a valid leasehold interest in, the assets used by it, located on its premises and shown on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date.

         3.7 Campus Properties; Campus Leases. Except as set forth on Schedule 3.7, other than the Campus Properties, there is no real property that has been owned or leased by the Company in the last three years. The Campus Leases are the only Company Contracts governing the Company's lease and possession of the Campus Properties. To the Knowledge of the Company and each Seller, there are no setoffs, counterclaims or disputes existing or asserted with respect to the Campus Properties. Except as set forth in the definition thereof, the Campus


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Leases have not been amended, modified or restated. The Campus Leases are in full force and effect. Neither the Company nor, to the Knowledge of the Company or any Seller, any other party to the Campus Leases is in material default thereunder. To the Knowledge of the Company and each Seller, there exists no condition or circumstance which with notice or the lapse of time would constitute a default under any Campus Lease by the Company. To the Knowledge of the Company and each Seller, no party to a Campus Lease has exercised any right to terminate such Campus Lease. The Company has delivered to the Purchaser a correct and complete copy of each Campus Lease and all amendments and modifications thereto and restatements thereof. The Company has not assigned, subleased, or otherwise transferred any of its rights in or under any Campus Lease. All of the Company's material operations are conducted at and all of the material tangible assets used in connection with such operations are located at the Campus Properties.

         3.8 Condition and Sufficiency of Assets. The Campus Properties, the equipment and other assets owned, leased or licensed by the Company are in the aggregate all of the assets necessary to operate the Business in the Ordinary Course of Business as presently conducted. There are no material assets or properties used in the operation of the Business and owned by any Person other than the Company that are not leased or licensed to the Company under valid, current leases or license arrangements. The material assets of the Company are adequate for the purposes for which such assets are currently used or are held for use, and are in operating condition (subject to normal wear and tear).

         3.9      Company Contracts.

                  (a) Set forth on Schedule 3.9 is a correct and complete list of each Company Contract in effect as of the date of this Agreement, except for the Campus Leases:

                           (i) that involves the performance of services or
delivery of goods or materials by or to the Company of an aggregate annual amount or value in excess of $25,000, including Student Contracts, or group of similar Company Contracts having an aggregate annual amount or value in excess of $50,000;

                           (ii) affecting the ownership of, leasing of, title
to, use of, or any leasehold or other interest in, any personal property, except personal property leases and licenses, installment and conditional sales agreements having a value per item or aggregate annual payments of less than $25,000 or group of similar Company Contracts having aggregate annual payments of more than $50,000;

                           (iii) affecting the ownership of, licensing of,
assignment of or right to use any material patents, trademarks, trade names, service marks, copyrights, or other material intellectual property including Company Contracts with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Confidential Information;


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                           (iv) involving a sharing of profits, losses, costs,
taxes or liabilities by the Company with any other Person including, without limitation, any material joint venture, partnership, or shareholders agreement;

                           (v) containing any agreement or covenant to not
compete that restricts the operation of the Business as presently conducted;

                           (vi) containing any agreement (including without
limitation agreements as to employment or compensation) or Contract that involves an aggregate amount or value in excess of $25,000 by and between the Company and any Seller, any Related Person of the Company or any Seller, any current (or, if executory, any former) employee, officer or director of the Company or any Related Person in their respective individual capacities;

                           (vii) containing or constituting any collective
bargaining agreement or other contract with a labor union, other than the Union Contracts;

                           (viii) under which any money has been borrowed or
loaned and any principal or interest remains outstanding or any note, bond, indenture, or other evidence of Debt has been issued, directly or indirectly guaranteed or assumed (other than endorsements for the purposes of collection in the Ordinary Course of Business), and any principal and interest thereon remains outstanding or any lien (other than Permitted Encumbrances) exists to secure repayment thereof, in each case in excess of $25,000; or

                           (ix) under which the Company is obligated or liable
as guarantor, surety, co-signer or endorser or co-maker in respect of the obligations of any other Person except as endorser or maker of checks endorsed or made in the Ordinary Course of Business.

                  (b) The Company has delivered or made available to the Purchaser correct and complete copies of each Company Contract set forth on
Schedule 3.9. Except as set forth in Schedule 3.9, as of the date of this Agreement (i) each Company Contract identified thereon is in full force and effect and is valid and enforceable against the Company in accordance with its terms, (ii) the Company is in compliance with all material terms and requirements of each such Company Contract, (iii) to the Knowledge of the Company, each other Person that has any material obligation or liability under any such Company Contract is in compliance with all material terms and requirements of such Company Contract and (iii) to the Knowledge of the Company and each Seller, there exists no condition or circumstance which with notice or lapse of time would constitute a material default thereunder by the Company.

         3.10     Intellectual Property.

                  (a) Set forth on Schedule 3.10 is a correct and complete list as of the date of this Agreement of all copyrights, patents, invention disclosures, trademarks, trade names, fictitious names, service marks, web site addresses and domain names that are material to the Company's business as currently conducted, including without limitation, the names "Technical Career Institutes" and "Technical Career Institute" and "TCI" (collectively, the "Intellectual Property"), whether registered or established by common law, and


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all applications therefor that are pending, which are owned or licensed by the
Company or used in the operation of the Business. Schedule 3.10 sets forth a correct and complete list, as of the date of this Agreement, of all material licenses, agreements requiring royalty payments and other agreements which permit third parties to use any of the Intellectual Property. The Company has delivered or made available or shall, at least 10 Business Days prior to the Closing Date, cause to be delivered or made available to the Purchaser correct and complete copies of all material registrations, applications, licenses and agreements in effect as of such date with respect to the Intellectual Property. Except as set forth in Schedule 3.10, the Company is the sole and exclusive owner of the Intellectual Property, free and clear of any and all Encumbrances (other than Permitted Encumbrances), agreements, licenses and sublicenses whatsoever. To the Knowledge of the Company no items of Intellectual Property are subject to any outstanding Order that would materially adversely affect the value or utilization thereof. The Company will provide written notice to the Purchaser of any Intellectual Property that is material to the operation of the Business which is obtained or developed by the Company between the date hereof and the Closing.

                  (b) The Company owns free and clear of all Encumbrances (other than Permitted Encumbrances)or has valid rights to use the Curricula necessary to operate the Business in the Ordinary Course of Business as presently conducted.

         3.11 Intellectual Property of Third Parties. Except as set forth on
Schedule 3.11, the Company has not received any written charge, complaint, claim, demand or notice alleging that the Intellectual Property or Curricula interferes, infringes, was misappropriated from, or violates the right of any third party (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the Knowledge of the Company, the operation of the Business as currently conducted does not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any currently existing intellectual property rights of third parties.

         3.12     Financial Statements and Information.

                  (a) The Company has delivered to the Purchaser correct and complete copies of (i) the audited balance sheets of the Company as of September 30, 2002, 2003, and 2004 together with the statements of income, changes in shareholders' equity and cash flow for the Fiscal Years then ended and the notes thereto and the reports thereon of the Company's independent certified public accountants including without limitation any report of such accountants required by the DOE with respect to such Fiscal Years (the "Audited Financial Statements") and (ii) the unaudited balance sheet of the Company as of March 31, 2005 (the "Balance Sheet") and the unaudited consolidated statement of income of the Company for the three month period ended March 31, 2005 (the "Interim Income Statement" and, together with the Interim Balance Sheet, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are sometimes referred to herein, collectively, as the "Financial Statements". The Financial Statements: (i) fairly present in all material respects the Company's financial position, results of operations, and changes in shareholders' equity and cash flows as of the respective dates and for the respective periods stated above; (ii) accurately and completely reflect the


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books and records of the Company in all material respects; and (iii) have been prepared in accordance with GAAP applied consistently throughout the periods involved except, in the case of the Audited Financial Statements, as otherwise stated in the footnotes or the audit opinion related thereto and, in the case of the Interim Financial Statements, except for year-end adjustments and the absence of footnotes.

                  (b) Schedule 3.12(b) accurately sets forth the principal and interest owing by NATS under its promissory note in favor of DCSNA (the "NATS Note"). The NATS Note is a bona fide obligation and the principal and interest reflected as outstanding as of June 30, 2005 on Schedule 3.12(b) remains outstanding.

         3.13     Taxes.

                  (a) The Company has filed or caused to be filed on a timely basis (taking into account all applicable extension periods) all tax returns, reports, statements, or estimates, including information returns ("Tax Returns") that were required to be filed by it pursuant to applicable Laws, except where such failure is not reasonably likely to have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects. All taxes reflected on such Tax Returns as due and payable have been paid, provided that to the extent such Taxes have not been paid, adequate reserves have been provided for in the Financial Statements. Except as are listed on Schedule 3.13(a), for taxable periods ending on or after September 30, 2001, none of the Company's federal or state income Tax Returns have been audited by the IRS or the State of New York and, to the Knowledge of the Company, (i) no such audits are pending and (ii) the Company has not received written notice of future audits. The Company has not waived any statute of limitations in respect of any Tax Returns or agreed to any extension of time with respect to the assessment of Taxes. The Company has not given any waiver or extensions (or is or would be subject to a waiver or extension given by any Seller) of any statute of limitations relating to the payment of Taxes.

                  (b) There are no material proposed reassessments of any of the assets of the Company that would affect the Taxes of the Company after the Closing Date, provided, however, that any real property subject to a lease is reassessed periodically. There are no material Tax liens on any assets of the Company, other than liens for current Taxes not yet due and payable.

                  (c) Schedule 3.13(c) lists all federal, state, and local income Tax Returns filed with respect to the Company for taxable periods ended on or after September 30, 2001, except where such failure to provide such Tax Return is not reasonably likely to have a Material Adverse Effect. The Company has been a member of an affiliated group filing a consolidated federal income Tax Return and has delivered all consolidated federal income Tax Returns for taxable periods ending on or after September 30, 2001. The Company is a party to a tax allocation agreement.

                  (d) The Company will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing Date.

         3.14 No Undisclosed Liabilities. The Company has no material Liabilities of a kind required to be set forth on a balance sheet of the Company prepared in accordance with GAAP except: (a) those reflected or reserved against on the Balance Sheet in the amounts shown thereon, (b) those reflected on
Schedule 3.14, or (c) those that have arisen in the Ordinary Course of Business after the Balance Sheet Date, none of which, individually or in the aggregate, has or will have a Material Adverse Effect.

         3.15     Environmental Matters.

                  (a) The Company is and at all times has been, in compliance in all material respects with and has not been and is not in material violation of or incurred a material liability under any applicable Environmental Law; neither the Company nor any Seller has any Knowledge, (including, without limitation, because any of them received any actual or threatened Order or, notice) of any actual or potential material violation or material failure to comply with any Environmental Law or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Campus Properties.

                  (b) Neither the Company nor any Seller has any Knowledge of Hazardous Materials present or Hazardous Activity conducted or Hazardous Materials released on or in the Campus Properties.

                  (c) The Company has delivered or made available to the Purchaser true and complete copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Seller pertaining to Hazardous Materials or Hazardous Activities in, on or under the Campus Properties, or concerning compliance by the Company, with Environmental Laws, including without limitation, any and all Phase I environmental reports prepared on or after January 1, 2000, in the possession of the Company or any Seller.

                  (d) There has been no past, and there is no pending or contemplated, material claim by the Company under any Environmental Law based on actions of others that may have impacted on the Campus Properties and the Company has not entered into any material agreement with any Person regarding any environmental law, remedial action or other environmental liability or expense.

         3.16 Permits. Set forth on Schedule 3.16 is a correct and complete list of all Permits used by the Company in the operation of the Business. Such Permits constitute all Permits necessary for the operation of the Business as currently conducted, except for any Permits which the failure to hold would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits held by the Company are valid and subsisting and in full force and effect. All applications required to have been filed for the renewal of such Permits have been timely filed. To the Knowledge of the Company and each Seller no event has occurred or circumstance exists that would (with or without notice or lapse of time) result in or constitute grounds for revocation of any such Permit or refusal to grant any renewal thereof.

         3.17 Compliance with Laws. Except as set forth on Schedule 3.17 and for
(i) Environmental Law compliance (which is addressed in Section 3.15), (ii) compliance with accreditation, state education licensing, federal Title IV eligibility and certification, recruitment, admissions, and student aid funding matters (which are addressed in Section 3.18) and (iii) compliance with laws relating to Taxes (which is addressed in Section 3.13), as to all of which no representation or warranty is made in this Section 3.17, as of the date of this
Agreement:

                  (a) the Company is in compliance with all Laws applicable to the operation of the Business except for noncompliance which would not have a Material Adverse Effect; and

                  (b) neither the Company nor any Seller has received any written notice alleging (or any written notice of any investigation related to) any material violation by the Company or any Seller of any Law applicable to the operation of the Business, which notice has not been fully and completely resolved as of the date of this Agreement.

         3.18     Compliance with Educational Agencies; Educational Approvals.

                  (a) Except as set forth on Schedule 3.18(a), the Campus Properties are and have been the only addresses at which the Company has offered educational instruction or otherwise operated since October 1, 2000.

                  (b) Set forth on Schedule 3.18(b) is a correct and complete list of all current Educational Approvals issued to, or entered into by, the Company since October 1, 2000, including, without limitation, all Program Participation Agreement(s) by and between the Company and the DOE, the dates of issuance and expiration of each such Educational Approval, and the name and address of each Educational Agency that issued any such Educational Approval. Each such Educational Approval is in full force and effect. The Educational Approvals as listed on Schedule 3.18(b) constitute all of the Educational Approvals necessary for the Company to operate the Business as it is currently operated. Neither the Company nor any Seller has received written or oral notice that any Educational Approval will not be renewed, and, to each Seller's Knowledge, there is no basis for any such non-renewal. The Company has made available to the Purchaser correct and complete copies of all Educational Approvals that have been issued to it.

                  (c) Set forth on Schedule 3.18(c) is a correct and complete list, of every funding program, including governmental, institutional or private programs, pursuant to which financial assistance, grants or loans have been provided to any students enrolled with the Institute since October 1, 2000 ("Financial Assistance Programs").

                  (d) Since October 1, 2000, the Company and each Seller have possessed without interruption, all material requisite Educational Approvals to operate at the Campus Properties and any other location at which Company has offered educational instruction, including without limitation, offering educational programs via distance education, student marketing or recruiting activities and externships, internships and consortium agreements.

                  (e) Except as disclosed on Schedule 3.18(e), since October 1, 2000, the Company has been eligible, and fully certified by the DOE, to participate in the Title IV Programs, including, without limitation, grants, loans and work study programs, with respect to educational instruction offered by it at the Campus Properties and any other location at which the Company has offered educational instruction, and the Company is, and has been, a party to, and, in material compliance with, a valid and effective Program Participation Agreement with the DOE and neither the Company nor any Seller has received written or oral notice of any fine, limitation, suspension or termination Proceeding, or has been subject to any other action or Proceeding by the DOE that could reasonably be expected to result in the suspension, limitation or termination of such certification or eligibility or liability or fine.

                  (f) Except as disclosed on Schedule 3.18(f), since October 1, 2000, the Company and each Seller have been in material compliance with all applicable Laws pertaining to the Company's participation in and administration of Financial Assistance Programs, including compliance with all requirements relating to the reporting of ownership and control matters and, to each Seller's Knowledge, there are no facts, circumstances, or omissions that could reasonably be expected to result in or constitute grounds for revocation or non-renewal of any Educational Approval or in a finding of material non-compliance with regard to any such Law.

                  (g) (i) Except as disclosed on Schedule 3.18(g)(i), since October 1, 2000, each educational program offered by the Company for which the Company provided or provides Financial Assistance Program funding, including programs involving externships, internships or consortium agreements, was and is an eligible program and in material compliance with all applicable rules, regulations and requirements, including without limitation, the requirements of TAP and 34 C.F.R. ss. 668.8, and the Company has been in material compliance with the requirement to properly measure the length of such educational program for purposes of disbursing Title IV Program funding to students enrolled in each such program.

                           (ii)  The Company has not had more than 90 percent of
its revenues derived from Title IV Programs as measured under the "90/10 Rule," codified at 34 C.F.R. ss. 600.5(a)(8), for any of its Fiscal Years ended on or after September 30, 2000.

                           (iii) Except as set forth on Schedule 3.18(g)(iii),
for each Fiscal Year ended on or after October 1, 2000, the Company has materially satisfied all standards of financial responsibility and administrative capability, in accordance with 34 C.F.R. Part 668, Subpart L and ss. 668.16, respectively. Except as set forth on Schedule 3.18(g)(iii), since October 1, 2000, the Company has not been required by DOE to post a letter of credit or other form of surety, including a letter of credit for late refunds.

                           (iv) At no time since October 1, 2000, has the
Company been placed on the reimbursement or cash monitoring payment methods of Title IV Program funding.

                  (h) Except as set forth on Schedule 3.18(h), since October 1, 2000, the Company has not received any written or oral notice of, and there is not any currently unresolved investigation, review, audit, compliance review or site visit relating to the Company's participation in and administration of TAP, Title IV Programs or other Financial Assistance Programs or its compliance with the requirements of any other Educational Agency. The Company has made available to the Purchaser correct and complete copies of all annual federal financial aid compliance audits and audited financial statements filed with the DOE pursuant to 34 C.F.R. ss. 668.23 for Fiscal Years 2001, 2002, 2003 and 2004 and any draft or final investigative reports, program reviews, audits or compliance reviews received from any other Educational Agency since October 1, 2000.

                  (i) Except as set forth on Schedule 3.18(i), the Company is not on probation, warning or reporting status with any Educational Agency nor, since October 1, 2000, has the Company been subject to or received notice of any Proceeding by any Educational Agency (i) to revoke, withdraw, deny, suspend, condition, refuse to renew or limit any Educational Approval, (ii) alleging any material violation by the Company or any Seller of any Law or term or condition of any Educational Approval or the failure to hold any required Educational Approval; or (iii) refusing to approve any application.

                  (j) Except as set forth on Schedule 3.18(j), neither the Company nor any Seller has provided or contracted with any Person or entity that provided any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments (including testing personnel) to any Persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid to any student.

                  (k) Since October 1, 2000, all student financial aid grants and loans, disbursements and refunds in connection with Financial Assistance Programs, and the record keeping related thereto, have been completed in material compliance with all Educational Agency requirements, and there are no material deficiencies in respect thereto. Except as disclosed in prior audits or compliance reviews, to the Knowledge of the Company and the Sellers, no student has been funded prior to the date for which such student was eligible for funding or in any amount other than the amount such student was eligible to receive, and student records conform in all material respects to all relevant Educational Agency requirements. All required reports and surveys have been accurately prepared and timely filed with the applicable Educational Agencies.

                  (l) Neither the Company nor any Seller, nor any Person that exercises Substantial Control over the Company or the Business, nor any member of such Person's Family, alone or together, (i) owes, or (ii) exercises or exercised Substantial Control over another postsecondary educational institution or third-party servicer that owes a liability for a violation of a Title IV Program requirement that is not being repaid in accordance with an agreement with DOE.

                  (m) Neither the Company nor any Seller, nor any Person that has the power to exercise Substantial Control over the Company or the Business, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

                  (n) Neither the Company nor any Seller, nor the Company's chief executive officer designated on the Company's Program Participation Agreement with the DOE has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

                  (o) Neither the Company nor any Seller has employed in a capacity involving administration of funds under Financial Assistance Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, or been debarred or entered into a settlement regarding, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

                  (p) All disallowances, refunds or returns due to be paid to any students prior to the Closing Date pursuant to any Educational Agency requirements have been, or will be, paid in full by the Company in all material respects.

                  (q) Schedule 3.18(q) lists the official published cohort default rates, calculated by the DOE for the cohort years ended September 30, 2000, 2001 and 2002. The Company's Perkins Loan cohort default rates for the most recent three fiscal years are set forth on Schedule 3.18(q).

                  (r) There are no surety bonds or other forms of security that the Company has filed or been required to file since October 1, 2000, with any Educational Agency with respect to its state authorization, federal eligibility recruiter permits or other matters.

                  (s) The Company has made available to the Purchaser correct and complete copies of all correspondence (excluding general correspondence routinely sent to or received from any Educational Agency) received from or sent by or on behalf of the Company to any Educational Agency to the extent such correspondence was sent or received since January 1, 2000, or relates to any issue which remains pending, and relates to (i) any notice that any Educational Approval is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would constitute a breach or violation thereunder; (ii) any notice that the Company or any Seller has violated or is violating any legal requirement, regulation, rule or standard of an Educational Agency; (iii) any audits, program reviews, investigations or site visits conducted by the DOE or any other Educational Agency; (iv) any notice of any intent to limit, suspend, terminate, revoke, cancel, not renew or condition any Educational Approval; (v) any request or requirement to post a letter of credit or other form of security with any Educational Agency; (vi) any notice of an intent to provisionally certify the eligibility of the Company to participate in the Title IV Programs; (vii) the placement or removal of the Company on or from the reimbursement or cash monitoring method of payment under Title IV Programs; (viii) any change in the address at which the Company offers educational instruction or any change in the educational programs offered by the Company; (ix) the DOE's Integrated Postsecondary Education Data System and SED's Higher Education Data System.

                  (t) Except as set forth on Schedule 3.18(t), the Company has made available to the Purchaser correct and complete copies of all student complaints, including related correspondence, that it has received from any current or former student, or received from any Educational Agency in relation to any student complaint, or sent by or on behalf of the Company in regard to any student complaint, since October 1, 2000. To the Knowledge of the Company there are no unresolved material student complaints received from any current or former student against the Company.

                  (u) Except as set forth on Schedule 3.18(u), to the Knowledge of the Company, there are no facts or circumstances concerning the Company, any Affiliate of the Company, or any Person that exercises substantial control over the Company or any Affiliate of the Company (as the term "substantial control" is defined in 34 C.F.R. ss. 668.174(c)(3)) that could result in the denial or delay in issuance of, or in the imposition of any condition materially adverse to the Purchaser in any Educational Approval to be issued in connection with the consummation of the transactions contemplated under this Agreement, including without limitation any of the Required Closing Consents.

         3.19 Insurance. Schedule 3.19 lists all fire, theft, casualty, health, life, accident, automobile, liability, products liability, title and other policies of insurance maintained by the Company, including policy limits and expiration dates. All such policies are in full force and effect. The Company has made available to the Purchaser a true and complete copy of each such insurance policy. All premiums due thereon have been paid, and the Company has not received any written notice of cancellation with respect thereto. Except as set forth on Schedule 3.19, there are no pending material Proceedings arising out of, based upon or with respect to any of such policies of insurance and to the Company's Knowledge, no basis for any such Proceeding exists. The Company is not in material default of its obligations under any such policies.

         3.20 No Changes. Since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence and except as set forth on Schedule 3.20 or as contemplated by this Agreement, since the Balance Sheet Date, there has not been any:

                  (a) change in the Business which has had a Material Adverse Effect;

                  (b) damage or destruction to any, or all, of the assets of the Company in excess of $50,000;

                  (c) change in the size or composition of the work force of the Company by more than ten percent (10%);

                  (d) material capital expenditures or other asset acquisition or expenditure in excess of $50,000 in the aggregate;

                  (e) creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Company;

                  (f) increase in the salaries, wages or bonuses of any management employee of the Company except for increases in the Ordinary Course of Business;

                  (g) payment or distribution by the Company to, or other Company transaction with, any shareholder of the Company or Related Person of a shareholder;

                  (h) disposition of any asset of the Company with a value in excess of $25,000 otherwise than in the Ordinary Course of Business;

                  (i) payment, prepayment or discharge of any liability other than in the Ordinary Course of Business;

                  (j) creation or termination of any material agreement, right or liability of the Company not in the Ordinary Course of Business; or

                  (k) contract or commitment to do any of the foregoing.

         3.21     [Intentionally Omitted.]

         3.22     Proceedings.

                  (a) Except for ordinary course union grievances and as set forth on Schedule 3.22, there are no Proceedings pending or, to the Knowledge of the Company or any Seller, threatened against the Company, at law or in equity, including any Proceeding by or before any Governmental Authority or Educational Agency, and, to the Knowledge of the Company and the Sellers, there is no basis for any such Proceeding, except any Proceeding that would not, individually or in the aggregate, reasonably be expected to result in material damages or that seeks injunctive relief;

                  (b) there are no outstanding material Orders against the Company; and

                  (c) except as set forth on Schedule 3.22, the Company has no pending, and is not threatening, any material Proceeding against any third party.

         3.23     Employee Matters; Benefit Plans.

                  (a) The Company has delivered or made available to the Purchaser, a correct and complete list of the names, positions and compensation of each of the present directors, officers and non-Union employees of the Company together with their current annual rates of salary and bonus and a summary description of agreements for commissions or additional compensation and other like benefits, if any, payable to such individuals, including severance benefits; except as set forth on Schedule 3.23(a), neither the Company nor any Seller has received notice from any employee of the Company that such employee intends to terminate his or her employment with the Company within the next sixty (60) days;

                  (b) except as set forth on Schedule 3.23(b), all of the Company's employees may be terminated at will without any liability or obligation of the Company except for compensation earned prior to such termination and owed pursuant to the terms of their employment prior to such termination; neither the Company nor any Seller has any Knowledge of any basis for, any material claim against the Company by any employee or agent of the Company as a result of the Company's execution, delivery or performance of this Agreement;

                  (c) set forth on Schedule 3.23(c) is a list of each Benefit Plan that is maintained and operated by or on behalf of the Company or in which the Company is a contributing employer; the form and operation of each Benefit Plan currently or at any time maintained or operated by or on behalf of the Company is and at all times has been in material compliance with the IRC, ERISA and all other applicable Laws; any such Benefit Plan that purports to be a "qualified plan" under Section 401(a) of the IRC has been determined to be so qualified by the IRS and, to the Company's and each Seller's Knowledge, nothing has occurred that would cause the loss of such qualification; since December 31, 1996, the Company and any entity of a "controlled group" within the meaning of
Section 412(n)(6)(B) of the IRC in which the Company has been a member has not maintained, operated, caused to be maintained or operated on its behalf, or contributed to a Benefit Plan which (i) is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or a "multiemployer benefit plan" as defined in Section 3(37) of ERISA, (ii) provides post-retirement health or death benefit coverage (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the IRC or similar state law), (iii) is a plan described in
Section 413(a) or 413(c) of the IRC or Section 3(40) of ERISA or (iv) is subject to the minimum funding requirements of Section 412 of the IRC; no suit, actions or other litigation have been brought or, to the Knowledge of the Company or any Seller, threatened against or with respect to any Benefit Plan and, to the Knowledge of the Company and the Sellers, there are no facts or circumstances known to the Company or any Seller that would reasonably be expected to give rise to any such suit, action or other litigation that would result, individually or in the aggregate, in a material liability to the Company.

         3.24     Labor Relations.

                  (a) Except as set forth on Schedule 3.24(a), the Company is not a party to any collective bargaining agreement.

                  (b) Except as set forth on Schedule 3.24(b), the Company is not engaged in any material unfair labor practice and the Company is not (and has not been within the past three years) a party to, involved in, or threatened by, any material labor dispute or unfair labor practice charge and no material strike, labor dispute, slow down or stoppage is pending or threatened against the Company.

                  (c) Except as set forth on Schedule 3.24(c), the Company has complied in all material respects with Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health, or any other applicable material employment Laws, and the Company has not received any written notice alleging that it has failed to comply in any material respect with any such Laws.

                  (d) There are no pending or, to the Knowledge of the Company and each Seller, threatened challenges, investigations or audits of the Company's employment policies or procedures by any Governmental Authority; there are no proceedings, complaints, claims or charges outstanding or, to the Knowledge of the Company and the Sellers, threatened, and there are not any orders, decisions, directions or convictions currently registered or outstanding, against the Company, relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Internal Revenue Service or any other Governmental Authority, or other labor or employment dispute against the Company other than any such alleged violation of Law or dispute which would not have a Material Adverse Effect.

         3.25 No Related Person Liabilities.  Except as set forth on
Schedule 3.25 hereto, the Company does not have any Liability, whether pursuant to any Company Contract or otherwise, to any Seller or any Related Person of any Seller.

         3.26 Books and Records; Bank Accounts. The books of account, minute books, stock record books, and other records of the Company, electronic or otherwise, have been, to the Knowledge of the Company, maintained in accordance with sound business practices on a basis consistent with prior years.

         3.26 Accounts Receivable. All accounts receivable of the Company as reflected on the Balance Sheet are bona fide receivables that have arisen in the Ordinary Course of Business.

         3.27. Student Enrollment.

                  (a) The information delivered or made available by the Company to the Purchaser regarding full-time equivalent student enrollments at the Institute by semester for matriculated students or clock hours for other students by semester for the Institute's fall semester 2001 through fall semester 2004, is correct and complete in all material respects.

                  (b) The information delivered or made available by the Company to the Purchaser regarding the number of students majoring in each of the programs offered by the Institute, by semester from fall 2001 through fall 2004, is correct and complete in all material respects.

         3.28. Banking Facilities, Cash. The Company has delivered or made available to the Purchaser a correct and complete list of:

                  (a) each bank, savings and loan, brokerage or similar financial institution in which the Company has an account or safety deposit box and numbers of the accounts or safety deposit boxes maintained by the Company thereat;

                  (b) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility together with a description of the authority (and conditions thereof, if any) of each such signatory with respect thereto; and

                  (c) the cash, securities and other property on deposit or maintained in a brokerage account at or invested through each such financial institution as of the date of this Agreement.

         3.29. Powers of Attorney. Except as set forth on Schedule 3.29 hereto, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

         3.30. No Brokers. Except for SunTrust Robinson Humphrey, whose fees and commissions shall be paid by the Sellers, neither the Company nor any Seller, or any Related Person of the Company or any Seller, has employed or made any agreement with any third Person which obligates the Company to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         3.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the schedules and exhibits hereto), none of the Sellers nor the Company nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, on behalf of the Sellers or the Company, and the Sellers and the Company hereby disclaim any such representation or warranty whether by the Sellers, the Company, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to the Purchaser or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by the Sellers, the Company or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. The Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement (including the schedules and exhibits hereto), the Purchaser is purchasing the Company on an "as is, where is" basis.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company and each Seller as follows:

         4.1 Authority of Purchaser. The Purchaser has full right, power and authority to execute and deliver this Agreement and the documents contemplated hereby, to consummate the Contemplated Transactions and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by the Purchaser hereunder and thereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser and is enforceable against it in accordance with its terms.

         4.2 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.

         4.3 No Conflict or Violation.

                  (a) The execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and compliance by the Purchaser with the provisions hereof will not: (i) result in a violation of or a conflict with any provision of the Organizational Documents of the Purchaser or any resolution of the board of directors or stockholders of the Purchaser; (ii) result in a violation of any applicable Law, Order or the material terms and conditions of any Permit or educational approval, accreditation or authorization to which the Purchaser, or any of the assets owned, leased or used by the Purchaser, may be subject; (iii) directly give any Governmental Authority or Educational Agency the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any material Permit or educational approval, accreditation or authorization that is held by the Purchaser or that otherwise relates to any of the material assets owned, leased or used by the Purchaser; (iv) materially breach, violate or result in a material default under any provision of, or give any Person the right to declare a material default or exercise any material remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract of the Purchaser; and
(v) result in any Person having the right to enjoin, rescind or otherwise prevent or impede the Contemplated Transactions or to obtain damages from the Company or any Seller or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement. The Purchaser has complied and will comply with all obligations imposed upon it by the National Labor Relations Board, the Equal Employment Opportunity Commission and any other comparable Governmental Authority including, but not limited to, any duty to bargain with the Union.

                  (b) The Purchaser is not required to give any notice to or obtain any Consent or Permit from any Person in connection with its execution , delivery and performance of this Agreement or its consummation of any of the Contemplated Transactions.

         4.4 Educational Approvals. To the Knowledge of the Purchaser, there are no facts or circumstances concerning the Purchaser, any Affiliate of the Purchaser, or any Person that exercises substantial control over the Purchaser or any Affiliate of the Purchaser (as the term "substantial control" is defined in 34 C.F.R. ss. 668.174(c)(3)) that could result in the denial or delay in issuance of, (a) the Pre-Acquisition Notice or any of the other Required Closing Consents or (b) the imposition of any condition materially adverse to the Purchaser in any Educational Approval to be issued in connection with the consummation of the transactions contemplated under this Agreement, except the open program review being conducted by the DOE of academic years 2002/2003, 2003/2004 and 2004/2005 of Interboro Institute, Inc.

         4.5 Proceedings. There is no Proceeding pending nor, to the Knowledge of the Purchaser, threatened which challenges the validity of this Agreement or the Contemplated Transactions or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions, nor, to the Knowledge of the Purchaser, is there a valid basis for any such Proceeding.

         4.6 Absence of Changes. Since September 30, 2004 there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations, licenses, permits, franchises or affairs of the Purchaser or material adverse affect on the ability of the Purchaser to effect the Closing or perform any of their obligations contemplated hereby.

         4.7 Acquisition of Stock for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Purchaser agrees that such Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable. The Purchaser (i) is able to bear the economic risk of holding the Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in such shares, and (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in such shares.

         4.8 Financing. The Purchaser has available all funds necessary to consummate the Contemplated Transactions. In no event shall the receipt or availability of any funds or financing by the Purchaser or any Related Person or any other financing or other transactions be a condition to any of the Purchaser's obligations hereunder.

         4.9 No Brokers. Neither the Purchaser nor any Related Person of the Purchaser has employed or made any agreement with any third Person which obligates any Person other than the Purchaser to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                                    ARTICLE 5

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions Precedent to the Obligations of Purchaser. The Purchaser's obligation to consummate the Contemplated Transactions is subject to the satisfaction in full, unless expressly waived in writing by the Purchaser, of each of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company and/or the Sellers contained herein (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date) and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date) except, with respect to clauses (i) and (ii) above, where the failure of any one or more of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

                  (b) Covenants. The Company and each Seller shall each have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing except where the failure to so perform would not, individually or in the aggregate, have a Material Adverse Effect;

                  (c) Proceedings. No Order or any Law shall be in effect that would, and no Proceeding by any Person shall be threatened or pending wherein an unfavorable Order would (i) prevent the consummation of the Contemplated Transactions or (ii) materially adversely affect the right of Purchaser to own or operate the Business.

                  (d) Required Consents. All Permits, Consents and Educational Approvals listed on Schedule 5.1(d) shall have been obtained (the "Required Closing Consents");

                  (e) Closing Deliveries. The Company and/or each Seller, as appropriate, shall have delivered to the Purchaser the Closing Deliveries set forth in Section 6.2; and

                  (f) Side Letter. The condition precedent set forth in the letter agreement dated as of the date hereof in the form of Exhibit B attached hereto among the Company, the Sellers and the Purchaser shall have been satisfied.

         5.2 Conditions Precedent to Obligations of the Company and each Seller. The Company's and each Seller's obligation to consummate the Contemplated Transactions are subject to the satisfaction in full, unless expressly waived in writing by the Company and each Seller, of each of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained herein (i) that are qualified by materiality shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date) and (ii) that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date);

                  (b) Covenants. The Purchaser shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing;

                  (c) Proceedings. No Order or any Law shall be in effect that would, and no Proceeding by any Person shall be threatened or pending wherein an unfavorable Order would prevent the consummation of the Contemplated Transactions; and

                  (d) Closing Deliveries. The Purchaser shall have delivered to each Seller and/or the Company the Closing Deliveries set forth in Section 6.3.

         5.3 Commercially Reasonable Efforts. Subject to the limitations set forth in Schedule 5.3, the Company and each Seller shall use commercially reasonable efforts to satisfy each of the conditions for Closing by the Purchaser set forth in Section 5.1 and the Purchaser shall use commercially reasonable efforts to satisfy each of the conditions for Closing by the Company and each Seller set forth in Section 5.2.

                                    ARTICLE 6

                           CLOSING; CLOSING DELIVERIES

         6.1 Closing. The closing of the Contemplated Transactions (the "Closing") shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022 at 10:00 a.m., New York time (i) if the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived at that time, on September 1, 2005, or (ii) if such conditions have not been satisfied or waived at such time, on the first Business Day after the conditions set forth in Article 5 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as the Purchaser, the Company and the Sellers shall agree in writing. The date on which the Closing occurs is the "Closing Date."

         6.2 Closing Deliveries by the Company and each Seller. At or prior to the Closing, the Company and/or each Seller shall deliver to the Purchaser the following, fully executed, if applicable:

                  (a) certificates representing the Shares, accompanied by duly executed stock powers, sufficient to transfer to the Purchaser all of ECTS's right, title and interest in and to the Shares;

                  (b) the Escrow Agreement;

                  (c) a certificate of the secretary of the Company, dated as of the Closing Date, in the form of Exhibit C, certifying: (i) there have been no amendments to the certificate of incorporation of the Company since May 16, 2005; (ii) that the bylaws attached to the secretary's certificate are the complete and correct bylaws of the Company; and (iii) the incumbency and signatures of the officers of the Company executing this Agreement or any documents contemplated hereby and (iv) that attached to the secretary's certificate are true copies of the duly adopted resolutions of the board of directors of the Company;

                  (d) true copies of the duly adopted resolutions of the respective boards of directors of each of the Sellers authorizing the execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the Contemplated Transactions;

                  (e) a certificate of existence or equivalent issued by the Secretary of the State of New York with respect to the Company, dated no earlier than 30 days prior to the Closing Date;

                  (f) a copy of the certificate of incorporation of the Company, certified as of a date no earlier than 30 days prior to the Closing Date, by the Secretary of State of New York;

                  (g) a certificate, dated as of the Closing Date, of the Acting President and Chief Financial Officer of the Company stating that all of the conditions precedent to the Purchaser's obligations for Closing set forth in
Section 5.1 that have not been waived by the Purchaser have been satisfied;

                  (h) payoff letters from each lender of the Sellers to which the Sellers owe any Funded Debt, the repayment of which is secured by an Encumbrance on the Shares, dated as of the Closing Date (the "Payoff Letter(s)"), confirming the aggregate amount of principal, accrued interest and/or other fees or amounts owed by the Sellers in respect thereof through and including the Closing Date, as well as agreeing to terminate such Encumbrance (and any related Encumbrance on the assets of the Company) by providing such releases and termination statements as are customarily provided upon receipt of payment of such amount;

                  (i) irrevocable disbursement instructions executed by each Seller directing the Purchaser to pay the amount(s), and in accordance with the instructions, set forth in the Payoff Letter, which amount(s) shall be disbursed by the Purchaser from the Closing Purchase Price Payment;

                  (j) releases and Uniform Commercial Code termination statements, executed by the appropriate secured party and in a form appropriate for recording and filing, that are sufficient to release all Encumbrances (other than Permitted Encumbrances) against any of the assets owned, leased and/or used by the Company;

                  (k) a release executed by each Seller, North American Training Centers, Inc., AEA and DCSNA in the form attached hereto as Exhibit D;

                  (l) duly signed resignations, effective immediately upon the Closing, of all directors and officers of the Company (except for any persons designated by the Purchaser prior to the Closing Date to remain in office); and

                  (m) written evidence that notice of the sale of the Shares contemplated hereunder has been provided to the landlord under the Net Lease dated as of December 19, 1997, between Overtime Properties LLC and the Company relating to 320 West 31st Street, New York, NY., as amended by the First Amendment Lease made as of the 1st day of October, 2002.

         6.3 Closing Deliveries by the Purchaser. At or prior to the Closing, the Purchaser will deliver to the Company and each Seller the following, fully executed, if applicable:

                  (a) the Purchase Price (subject to the provisions of Article 2 and Section 6.2(i) hereof);

                  (b) a certificate, dated as of the Closing Date, of the Chief Executive Officer of the Purchaser stating that all of the conditions precedent to the Company's and each Seller's obligations for Closing set forth in Section
5.2 that have not been waived by the Company and each Seller have been satisfied and that the representations and warranties of the Purchaser are true and correct as of the Closing Date;

                  (c) the Escrow Agreement;

                  (d) a certificate of the secretary of the Purchaser, dated as of Closing Date, in form and substance satisfactory to the Purchaser, certifying: (i) that attached to the secretary's certificate are true copies of the duly adopted resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the documents contemplated hereby, and consummation of the Contemplated Transactions; and (ii) that attached to the secretary's certificate is a complete and correct original copy of the incumbency and signatures of the officers of the Purchaser executing this Agreement or any document contemplated hereby.

                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

         7.1      Certain Covenants of All Parties Prior to Closing.

                  (a) Confidentiality. Each party hereto will maintain any Confidential Information that it may receive from any other party hereto confidential and will not disclose such Confidential Information to any Person without the prior written consent of the party originally furnishing such Confidential Information. However, a party (the "Disclosing Party") may disclose such Confidential Information: (A) to legal counsel and other professional advisors of the Disclosing Party (but only if they have been informed of the confidential nature of such Confidential Information and agree to be bound by the terms of this Section); (B) to any Governmental Authority or Educational Agency having jurisdiction over the Disclosing Party; and (C) as required by Law or legal process or in connection with any Proceeding to which the Disclosing Party is a party or is otherwise subject, but, in each such event, the Disclosing Party shall, as promptly as reasonably practical after such disclosure is required, inform the party originally furnishing such Confidential Information.

                  (b) Publicity; Announcements. From the date hereof through and including the Closing Date, no party to this Agreement will issue, cause or permit the publication by any of their respective Related Persons, agents or representatives, any press release or other announcement with respect to this Agreement or the Contemplated Transactions except: (i) with the consent of the other parties hereto (which will not be unreasonably withheld or delayed); or
(ii) as required by applicable Law (including, without limitation, any applicable securities Law). Neither the Company nor any Seller will, without the prior consent of the Purchaser, make any announcements to employees of the Company with respect to the Contemplated Transactions and, at such time as an announcement to the employees is made, the Purchaser will be allowed to participate in such announcement. It is hereby acknowledged that the parties will discuss the Contemplated Transactions with their respective financial and legal advisors and such discussions will not be deemed to violate the provisions of this Section 7.1(b).

                  (c) Cooperation. The Purchaser, the Company and each Seller shall cooperate fully with each other and their respective counsel and accountants and shall use commercially reasonable efforts in connection with and to effect any actions required to be taken as part of their respective obligations under this Agreement including, without limitation, actions required to be taken to satisfy the conditions for Closing set forth in Article 5.

                  (d) No Inconsistent Action. No party will take any action inconsistent with its respective obligations under this Agreement or any of the Contemplated Transactions.

         7.2 Covenants of the Company and each Seller Prior to Closing. The Company and each Seller, jointly and severally, covenants and agrees that during the period from the date hereof until Closing, except with the prior written consent of the Purchaser:

                  (a) Non-Solicitation. Unless and until such time as this Agreement is terminated pursuant to Article 9, the Company and each Seller will not, and will cause each officer, director and agent of the Company and each Seller not to, directly or indirectly: (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person relating to any: (A) sale of all or any portion of the assets of the Company or a sublease or assignment of any lease to which the Company is a party; (B) sale of any of the Shares or the issuance of any additional shares of, or options on other rights to acquire stock of the Company; (C) reorganization, dissolution or recapitalization of the Company; (D) merger or consolidation involving the Company; or (E) any similar transaction or business combination involving the Company and/or the Business;
(ii) enter into any agreement or commitment related to any such transaction; or
(iii) furnish any information with respect to or assist or participate in or facilitate in any other manner any effort to attempt by any Person to do or seek any of the foregoing. The Company and each Seller will notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  (b) Access. The Company shall afford to the Purchaser through the Purchaser's officers, attorneys, accountants and authorized representatives and Affiliates, reasonable access to the properties, books and records of the Company on reasonable advance notice during normal business hours consistent with applicable Law. All requests for access to the properties, books and records of the Company shall be made to such representatives of the Company that the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

                  (c) Educational Approval Covenants of the Purchaser. The Purchaser shall have primary responsibility for obtaining all necessary Educational Approvals contemplated by Section 5.1(d). The Company shall use commercially reasonable efforts to cooperate with the Purchaser to obtain such approvals. The Purchaser agrees to (i) provide to the Company and its counsel reasonable advance notice of the scheduling and content of, and opportunity for consultation regarding, any notices, applications, meetings, or teleconferences scheduled, made, convened, or submitted in reference to any Educational Approval prior to the Closing; (ii) allow the Company to take part in any meeting or teleconference with any Educational Agency that occurs prior to the Closing to discuss the status of any Educational Approval; (iii) take all commercially reasonable steps promptly to file the applications or notices necessary to obtain the Educational Approvals listed on Schedule 5.1(d), and to file any supplementary information that an Educational Agency may subsequently request;

(iv) submit to the DOE a Pre-Acquisition Review Application within ten (10) days of the date of this Agreement, including without limitation the audited financial statements described in 34 C.F.R. ss. 600.20(g)(2)(iv), and to file any supplementary information that the DOE may request; and (v) provide prompt notice and copies to the Company of all applications as filed with, or any notice received from, any Educational Agency with respect to any Educational Approval prior to the Closing, including any written or verbal communication from an Educational Agency indicating any deficiency in any application or any question that the Educational Agency may not approve the change of ownership or may attach conditions to such approval. The Purchaser shall be responsible for submitting to the DOE within the timeframe set forth at 34 C.F.R. ss. 600.20(h)(2)(iii) a "same day" balance sheet or balance sheets showing the financial position of the Company and any other entity requested by the DOE, as of the Closing Date. Except as contemplated above in this Section 7.2(c), the Company shall not communicate with any Educational Agency or representative thereof with respect to obtaining the Educational Approvals contemplated by
Section 5.1(d), without first notifying and consulting with Purchaser to the same extent as Purchaser is required to notify and consult with the Company as described above in this Section 7.2(c). Each of Purchaser and the Company shall be permitted to respond to unsolicited communications from regulatory authorities as to immaterial matters without complying with the prior notice and consultation procedures described above.

                  (d) Ordinary Course. Except as otherwise contemplated by this Agreement, listed on Schedules 3.20 and 7.2(d) or required by Law, (A) the Company shall carry on the operation of the Business only in the Ordinary Course of Business and (B) unless otherwise consented to in writing by the Purchaser, the Company and the Sellers covenant that the Company shall:

                           (i) without making any commitment on the Purchaser's
behalf, preserve intact in all material respects its current business organization except for changes in the Ordinary Course of Business;

                           (ii) not hire, terminate the employment of or
materially alter the job duties of any management personnel except in the Ordinary Course of Business, provided, that any management personnel hired must be terminable at will without any liability or obligation of the Company except for compensation earned prior to such termination and owed pursuant to the terms of their employment prior to such termination and the Company will promptly notify the Purchaser of any such hiring;

                           (iii) comply in all material respects with all Laws
and contractual obligations applicable to the operations of the Business;

                           (iv) continue in full force and effect the insurance
coverage under the policies set forth in Schedule 3.19 except for changes in the Ordinary Course of Business;

                           (v) except as required to comply with applicable
Laws, not amend, modify or terminate any Benefit Plan in any material respect, and except as required under the provisions of any Benefit Plan, by Law or in the Ordinary Course of Business, not make any contributions to or with respect to any Benefit Plan;

                           (vi) maintain all books and records of the Company in
the Ordinary Course of Business;

                           (vii) not incur any Debt and not grant any
Encumbrance (other than Permitted Encumbrances) in or on any of its assets except in the Ordinary Course of Business;

                           (viii) not engage in any activity or transaction
during the term of this Agreement which is described in Section 3.20;

                           (ix) consistent with past practice, maintain and keep
its assets and properties, including without limitation the Campus Properties, in substantially the same condition as exists of the date of this Agreement, normal wear and tear excepted;

                           (x) not materially deviate from the marketing
expenditures budgeted for new student enrollments for the period from October 1, 2004 through April 30, 2005, as such budgeted marketing expenditures are set forth on Schedule 7.2(d)(x) hereto; and

                           (xi) not enter into any Company Contract of the kind
described in Section 3.9(a) or the second sentence of Section 3.10 other than any such Company Contract that is in the Ordinary Course of Business, and provide prompt notice to the Purchaser of any such Company Contract entered into after the date hereof together with a copy thereof;

provided, however, nothing herein shall prohibit or restrict the Company in: (A) making dividends or other distributions or repaying debt to any shareholder of the Company or Related Person of the Company and (B) paying, on behalf of the Sellers, legal and accounting fees contemplated under Section 10.9; in each case on or before ten calendar days prior to the Closing Date provided such dividends, distributions, debt repayments or payments of fees do not have the effect of causing the Closing Current Ratio to fall below 1:1, and provided further, that such dividends, distributions, debt repayments or payments of fees do not impair the Company's ability to fund its normal operations through the Closing Date.

                  (e) Employees. Neither the Company nor any Seller shall do anything to dissuade any employee from continuing employment with the Company after the Closing.

                  (f) Real Estate. The Company will use its commercially reasonable efforts to assist the Purchaser with respect to the Purchaser's efforts to obtain (i) estoppel certificates from landlords with respect to the Campus Leases and (ii) a leasehold title insurance policy to insure the Company's leasehold interest in the Campus Properties. Notwithstanding the foregoing, the Company shall not have any obligation to pay any fee or make any financial or other accommodation to any third party for the purpose of obtaining any such estoppel certificate or leasehold title insurance policy, or any costs and expenses of any third party resulting from the process of obtaining such estoppel certificate or leasehold title insurance policy.

         7.3      Tax Matters.

                  (a) Responsibility for Filing Tax Returns. For any taxable period of the Company that ends on or before the Closing Date (and ends on September 30, 2005), the Sellers shall timely prepare, or cause to be prepared, and the Purchaser or the Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed including, without limitation, the consolidated Tax Return of NATS and subsidiaries for the year ending September 30, 2005, and all such Tax Returns shall be accurate and complete in all material respects. The Sellers shall furnish each such Tax Return to the Purchaser for its review at least thirty (30) days prior to the due date for filing such Tax Return and shall consult in good faith with the Purchaser regarding any comments the Purchaser may have with respect to such Tax Return. Any Tax Returns required by Law to be filed by the Purchaser or the Company shall be furnished by the Sellers to the Purchaser or the Company, as the case may be, for signature and filing at least five (5) days prior to the due date for filing such Tax Returns and the Purchaser or the Company, as the case may be, shall promptly sign and timely file any such Tax Return.

                  (b) Cooperation on Tax Matters.

                           (i) The Purchaser and the Sellers shall cooperate
fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes (the "Tax Proceedings"). Such cooperation shall be at the expense of the party requesting such cooperation. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company in their possession until the expiration of the statute of limitations including extensions thereof, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Sellers, as the case may be, shall allow the other party to take possession of such books and records; and

                           (ii) The Purchaser and the Sellers agree, upon
request to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and the Purchaser will indemnify and hold harmless the Sellers for the imposition of any such Taxes. If required by applicable Law, the Sellers will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (d) Refunds and Credits. Any refunds or credits of Taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of the Sellers and its Affiliates. Any refunds or credits of the Company for any taxable period beginning after the Closing Date shall be for the account of the Purchaser and its Affiliates. Any refunds or credits of Taxes of the Company for any period beginning before and ending after the Closing Date shall be apportioned between the Sellers and the Purchaser based on an interim closing of the books method (taking into account taxes that accrue over a period of time on a daily basis). The Purchaser shall, if the Sellers reasonably request and at the Sellers' expense cause the Company to file for and obtain any refunds or credits, to which the Sellers are entitled under this Section 7.3(d) and which is otherwise permitted under the terms of this Agreement. Any request for any refund or credit for the pre-closing Tax period of or with respect to the Company and which is otherwise permitted under the terms of this Agreement shall be prepared in accordance with the past practice for the underlying Tax Return, shall not include any change in any method of accounting and shall not include any Tax election that is inconsistent with past practice.

                  (e) Purchaser Activity On and After the Closing Date. The Purchaser shall not with respect to any taxable period ending on or prior to the Closing Date, file any amended Tax Return with respect to the Company. The Purchaser shall not, (A) with respect to any taxable period beginning after the Closing Date, take any position with respect to Taxes of the Company that would have the effect of shifting income from a taxable period beginning after the Closing Date to a taxable period ending on or before the Closing Date or (B) with respect to any Tax period, take any position with respect to Taxes of the Company that is inconsistent with the form of the transaction as provided in this Agreement.

                  (f) Section 338(h)(10) Election.

                           (i) Subject to Section 7.3(f)(ii), the parties hereto
agree that they will jointly make a timely and irrevocable election pursuant to
Section 338(h)(10) of the IRC (and, if permissible, under any applicable state or local Tax laws) with respect to Purchaser's purchase of the Shares (collectively, the "Section 338(h)(10) Election"). The Purchaser and ECTS and their respective Affiliates shall report the transactions consistent with such
Section 338(h)(10) Election and shall take no position contrary thereto unless and to the extent required to do so pursuant to a final determination by the IRS or other applicable taxing authority.

                           (ii) ECTS shall prepare, or cause to be prepared, all
forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election (including Internal Revenue Service Forms 8023 and 8883 and any similar forms under applicable state or local income tax laws (collectively, the "Section 338 Forms")). The parties shall execute and deliver Section 338 Forms at the Closing, which shall be final and binding on the parties without further adjustment. The Purchaser and ECTS shall file such Section 338 Forms with the applicable taxing authority. Notwithstanding the foregoing, the Purchaser shall prepare and provide to the Sellers within thirty (30) days after the Closing, a schedule allocating the Purchase Price among the assets of the Company. Such schedule shall be prepared in good faith and in accordance with applicable provisions of the IRC. Unless the Sellers object to the Purchaser's allocation schedule within ten (10) days after receipt thereof, such schedule shall become final and, absent a final determination by a Governmental Authority to the contrary, shall be binding upon the Sellers and the Purchaser for all federal, state and local Tax purposes. If Sellers object to the Purchaser's allocation within ten (10) days of receipt, then the final allocation shall be determined in accordance with the dispute resolution procedures set forth in Section 2.6 of this Agreement. Any objection by the Sellers to the Purchaser's allocation schedule shall be made in good faith and based on the applicable provisions of the IRC.

         7.4 Seller Access After the Closing. From and after the Closing Date, the Purchaser and the Company shall make available to each Seller for inspection and or copying the books and records of the Company made prior to the Closing; provided, however, that such access shall be granted only during normal business hours and upon the reasonable request of any Seller in connection with any Proceeding relating to the Business or this Agreement that could result in any Seller incurring Damages, and shall be subject to the prior approval of the Purchaser, shall be conducted only by those Persons approved in advance by the Purchaser, such approvals not to be unreasonably withheld or delayed, and shall be conducted only at such times and in such manner as reasonably directed by the Purchaser.

                                    ARTICLE 8

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         8.1      Survival.

                  (a) Except as provided below in this Section 8.1(a) and in
Section 11.3, all representations, warranties, covenants and agreements of each party hereto in this Agreement and/or any agreement delivered pursuant to this Agreement shall survive the Closing for a period of 18 months beginning on the Closing Date. Those covenants and agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms. However, (i) the representations and warranties contained in Sections 3.1, 3.4, 3.13 and 3.23(c) shall survive the Closing until the sixth anniversary of the Closing Date, (ii) the covenants and agreements contained in Section 7.3 and any claim for fraud shall survive the Closing until the expiration of the applicable statute of limitations, including any period of equitable tolling found applicable by any court or other adjudicative body having jurisdiction over the subject claim for breach thereof and (iii) the representations and warranties contained in Section 3.18 shall survive the Closing until the second anniversary of the Closing Date. Notwithstanding any of the foregoing, if any notice of claim is given under Section 8.4 and contains the information specified in Section 8.4(a)(i) and (ii), with respect to any representation and warranty during the period the subject representation and warranty survives, then such representation and warranty shall continue to survive until the final resolution of such claim in accordance with the procedures set forth herein.

                  (b) The representations, warranties, covenants and agreements of the Company will terminate at the Closing.

                  (c) Except as otherwise expressly provided herein, including without limitation Section 3.17, the representations and warranties set forth in this Agreement are considered to be cumulative, and any limitation or qualification set forth on any one representation and warranty in this Agreement shall not limit or qualify any other representation and warranty in this Agreement.

                  (d) All representations, warranties, covenants and agreements of each party hereto in this Agreement shall survive as provided in this Section
8.1 regardless of any investigation made at any time by, or any Knowledge of, any party.

         8.2 Indemnification and Payment of Damages by the Sellers. Each Seller hereby unconditionally, irrevocably and absolutely agrees to pay in full, protect, defend, indemnify and hold harmless the Purchaser and its Affiliates and each of their respective directors, officers, employees and agents (collectively, the "Purchaser Indemnified Persons"), from any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Damages"), in each case, arising out of, or caused by:

                  (a) any breach of any representation or warranty made by any Seller or the Company in this Agreement or in any agreement delivered by any Seller or the Company pursuant to this Agreement (disregarding for this purpose any materiality or Material Adverse Effect qualification contained therein); or

                  (b) any breach of any covenant or agreement of any Seller or the Company to be fulfilled prior or subsequent to the Closing pursuant to this Agreement or any agreement delivered by any Seller or the Company pursuant to this Agreement.

         8.3 Indemnification By Purchaser. The Purchaser hereby unconditionally, irrevocably and absolutely agrees to pay in full, protect, defend, indemnify and hold harmless each Seller and its Affiliates and each of their respective directors, officers, employees and agents from any and all Damages arising out of, or caused by: (a) any breach of any representation or warranty made by the Purchaser in this Agreement or in any agreement delivered by the Purchaser pursuant to this Agreement (disregarding for this purpose any materiality or Material Adverse Effect qualification contained therein); or (b) any breach of any covenant or agreement of the Purchaser to be fulfilled prior or subsequent to the Closing, pursuant to this Agreement or any agreement delivered by the Purchaser pursuant to this Agreement.

         8.4 Procedure for Indemnification.

         The procedure for indemnification will be as follows:

                  (a) The party claiming indemnification ("Claimant") will promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying: (i) the factual basis for such claim and (ii) the amount of the claim. If the claim relates to a Proceeding filed by a third party against Claimant, such notice will be given by Claimant within ten Business Days after written notice of such Proceeding was given to Claimant. Claimant's failure to give the Indemnifying Party such notice will not preclude Claimant from obtaining indemnification from the Indemnifying Party unless Claimant's failure has materially prejudiced the Indemnifying Party's ability to defend the Proceeding, and then the Indemnifying Party's obligation will be reduced to the extent of such prejudice.

                  (b) Following receipt of such notice from Claimant, the Indemnifying Party will have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by Claimant to substantiate the claim. If Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to Claimant the full amount of the claim and any other Damages relating thereto. If Claimant and the Indemnifying Party do not agree within such 30 day period (or any mutually agreed upon extension thereof), Claimant may seek appropriate legal remedy.

                  (c) (i) With respect to any claim by a third party as to which Claimant asserts it is entitled to indemnification hereunder, the Indemnifying Party will have the right, at its own expense, to participate in or at its election to assume control of the settlement or defense of such claim with counsel of its own choosing. The Indemnifying Party will conduct the settlement negotiations or defense of the third party claim diligently from and after its election to so assume control of the settlement or defense of any such claim.

                      (ii) Any provision of Section 8.4(c)(i) to the contrary notwithstanding:

                           (A) No Seller will have right to assume
control of the defense of any claim as to which the Purchaser seeks indemnification hereunder which (x) involves any Proceeding against the Company by any Educational Agency or (y) which arises from any actual or alleged violation by the Company of the terms or conditions of any Educational Approval or any Law pertaining to participation in Title IV Programs or TAP, accreditation, or state education licensing; and

                           (B) Claimant may retain separate co-counsel,
at its sole cost and expense, to participate in (and review in advance, comment upon and approve the disposition of) the defense by a Seller of any such claim by a third party; and a Seller may retain separate co-counsel, at its sole cost and expense, to participate in (and review in advance, comment upon and approve the disposition of) the defense by the Purchaser or the Company of a claim referred to in the immediately preceding subsection (A).

                  (d) (i) If notice is given to an Indemnifying Party of the commencement of any such third party claim (such notice specifying that the Indemnifying Party has 30 days within which to respond) and the Indemnifying Party does not, within 30 days after Claimant's notice is given, give notice to the Claimant of its election to assume the defense of such third party claim, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by Claimant and the Indemnifying Party will be bound by any determination made in such Proceeding, subject to the limits of the Indemnifying Party's indemnification obligations in this Agreement.

                      (ii) Regardless of which party assumes the defense of any third party claim, no compromise or settlement of such claim may be effected without the other party's consent, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party failed to give timely notice of its election to assume the defense of such claim (as contemplated in the immediately preceding subsection (i)) and the Indemnifying Party further fails to provide written objection to a proposed compromise or settlement within ten Business Days after Claimant's written notice of such proposed compromise or settlement is given, Claimant may effect such compromise or settlement and the Indemnifying Party shall be bound thereby.

                  (e) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (f) All amounts paid pursuant to this Article 8 by one party to the other party shall be treated by such parties, for financial reporting and Tax purposes, as adjustments to the Purchase Price.

         8.5 Exclusive Remedy; Right to Setoff. (a) Except as provided in Sections 10.12 and 11.4, the Purchaser and the Sellers acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy of the Purchaser and the Sellers with respect to any breach of this Agreement or in connection with the Contemplated Transactions. The provisions of this Article 8 shall not apply to any claim for breach of this Agreement unless the Closing shall have occurred.

                  (b) Notwithstanding any provision to the contrary contained herein, the Purchaser agrees that, so long as the Escrow Deposit held by the Escrow Agent exceeds the aggregate amount of all unpaid indemnification claims of the Purchaser Indemnified Persons, the sole recourse of the Purchaser Indemnified Persons for such indemnification claims shall be to the Escrow Deposit. In the event the Purchaser seeks recourse against the Escrow Deposit as aforesaid, any payment to the Purchaser from the Escrow Deposit will be deemed to have been made as of the Closing Date.

         8.6      Limitation on Liability.

                  (a) Subject to subsections (b) and (c) immediately below, an Indemnifying Party shall have no liability (for indemnification or otherwise) unless and until the aggregate Damages exceeds $300,000 (the "Deductible"), at which time such Indemnifying Party shall be liable to the extent the aggregate amount of such Damages exceeds the Deductible, but an Indemnifying Party's indemnification obligation(s) for such matters, in the aggregate, shall not exceed the sum of Three Million Dollars ($3,000,000) (the "Indemnification Cap").

                  (b) Notwithstanding anything to the contrary, but subject to subsection (c) immediately below, the Deductible and the Indemnification Cap shall not apply to any breach of Sections 3.1, 3.4, 3.13, and 3.23(c) hereof; provided, however, an Indemnifying Party's indemnification obligation(s) for such matters, in the aggregate, shall not exceed the Purchase Price.

                  (c) Any Damages of a Claimant in respect of an indemnified claim hereunder shall be net of an amount equal to the present value amount of any Tax benefit which will be realized by the Claimant (either through the reduction of a Tax liability or the increase of a Tax loss or credit) which would not have otherwise been realized but for such Damages for which indemnity is sought pursuant to this Article 8 (a "Net Tax Benefit"). The present value amount of the Net Tax Benefit shall be determined by: (i) using an aggregate of the highest federal and state marginal Tax rates in effect on the date Damages of the Claimant for which indemnity is sought pursuant to this Article 8 and which give rise to the Net Tax Benefit adjustment are first incurred (the "Relevant Date"), (ii) using a discount rate equal to the mid-term applicable federal rate in effect on the Relevant Date, (iii) discounting back to the Relevant Date and (iv) using reasonable assumptions regarding the date (or dates) when and if such Net Tax Benefit will be realized.

                  (d) Each Claimant shall make commercially reasonable efforts to mitigate any claim or liability that a Claimant asserts under this Article 8. In the event that a Claimant shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, neither the Sellers nor the Purchaser, as the case may be, shall be required to indemnify any Claimant for any Damages that could reasonably be expected to have been avoided if the Claimant had made such efforts.

         8.7 Prevailing Party To Be Awarded Legal Fees. In the event of any litigation between any Seller or the Company, on the one hand, and the Purchaser, whether at law or in equity, arising out of this Agreement or the transactions contemplated hereby, the party prevailing in such litigation shall be entitled to receive, upon application to the appropriate court, its reasonable legal fees and expenses incurred in connection therewith.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination and Abandonment.  This Agreement may be terminated:

                  (a) at any time prior to the Closing by mutual written consent of the Purchaser, the Company and each Seller;

                  (b) by the Purchaser, if any of the conditions set forth in
Section 5.1 have not been complied with by the Company or any Seller on or before September 29, 2005; provided, however, that such right to terminate shall not be available to any party whose breach of this Agreement has been a reason for such noncompliance; and, further provided, that if the Purchaser shall terminate this Agreement based on the failure to obtain a Pre-Acquisition Notice (as required by Section 5.1(d)), Purchaser shall immediately pay $250,000 to the Company as a termination fee in the event such failure results from clause (z) of the definition of Pre-Acquisition Notice in Schedule 1 not being satisfied;

                  (c) by the Sellers, if the conditions set forth in Section 5.2 have not been complied with by the Purchaser on or before September 29, 2005; provided, however, that such right to terminate shall not be available to any party whose breach of this Agreement has been a reason for such noncompliance;

                  (d) by the Sellers, if Purchaser's condition to closing set forth in Section 5.1(f) has not been complied with (or irrevocably waived) by the Purchaser on or before September 1, 2005; or

                  (e) by either the Purchaser, the Company or the Sellers if any final and nonappealable Order or any Law shall be enacted or issued which permanently restrains, enjoins or prohibits or makes illegal the consummation of the Contemplated Transactions, upon notification of the non-terminating party by the terminating party.

         9.2 Effect of Termination. The right of each party to terminate this Agreement under Section 9.1 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations set forth in Section 7.1(a) ("Confidentiality"); Section 7.1(b) ("Publicity; Announcements"); Article 8 ("Indemnification"); and Article 10 ("Miscellaneous") and all other covenants and agreements which by their terms continue after the termination of this Agreement shall survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because on or more of the conditions to the terminating party's obligations under this Agreement is not complied with as a result of the other party's breach of its obligations under this Agreement, the terminating party's right to pursue all legal remedies arising from such breach will survive such termination unimpaired.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties hereto, whether oral or written, with regard to such subject matter.

         10.2 Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless in writing and signed by the party against whom enforcement thereof is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

         10.3 Captions. Captions contained in this Agreement and any table of contents preceding this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         10.4 Counterparts; Facsimile Execution. This Agreement may be executed in any number of separate counterparts, all of which shall constitute one Agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile shall be deemed an original document.

         10.5 Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.

         10.6 Exhibits and Schedules. All of the exhibits and schedules to this Agreement are deemed incorporated herein by reference and, accordingly, all references to this Agreement include such exhibits and schedules.

         10.7 Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement.

         10.8 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the Laws of the State of New York applicable to contracts made and to be performed wholly within New York, without regard to choice or conflict of laws rules.

                  (b) Each party hereto irrevocably submits to the jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this
Section 10.8.

         10.9 Costs and Expenses. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such costs and expenses. Of such costs and expenses, the Sellers shall be deemed to have incurred, and shall pay, all attorneys fees and other legal costs and expenses of the Company and such Sellers, and the Company shall be deemed to have incurred, and shall pay, all accounting fees and other accounting costs and expenses of the Company. Notwithstanding anything to the contrary herein, at the Closing Purchaser shall reimburse AEA for any amounts AEA pays toward the non-refundable deposit associated with the procurement of a representation and warranty insurance policy.

         10.10 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         10.11 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made or delivered: (i) when delivered in person, (ii) three days after deposited in the United States mail, first class postage prepaid, (iii) in the case of overnight courier services, one Business Day after delivery to the overnight courier service with payment provided, or (iv) in the case of facsimile, when sent, verification received, in each case to the address or facsimile number as follows:

         If to the Purchaser:
         EVCI Career Colleges Holding Corp.
         1 Van Der Donck Street, 2nd Floor
         Yonkers, NY 10701
         Telephone:              (914) 623-0700
         Facsimile:              (914) 964-8222
         Attention:              Dr. John J. McGrath
                                 CEO and President

         With copies to:
         Joseph D. Alperin, Esq.
         EVCI Career Colleges Holding Corp.
         1 Van Der Donck Street, 2nd Floor
         Yonkers, NY 10701
         Telephone:             (914) 623-0700
         Facsimile:             (914) 964-8222

         Ritzert & Leyton, P.C.
         11350 Random Hills Road
         Suite 400
         Fairfax, VA 22030
         Telephone:              (703) 934-2660
         Facsimile:              (703) 934-9840
         Attention:              Peter S. Leyton, Esq.

         If to the Company:
         Technical Career Institutes, Inc.
         320 West 31st Street
         New York, NY 10001
         Telephone:               (212) 594-4000 x-5431
         Facsimile:               (212) 967-9453
         Attention:               Ms. Karen Romaine
                                  Acting President and CFO

         with a copy to:
         Paul, Hastings, Janofsky & Walker LLP
         75 East 55th Street
         New York, NY 10022
         Telephone:               (212) 318-6432
         Facsimile:               (212) 319-4090
         Attention:               Thomas L. Fairfield, Esq.

         If to the Sellers:
         East Coast Training Services of Delaware, Inc.
         c/o David S. Gellman
         FdG Associates
         299 Park Avenue
         New York, NY 10171
         Telephone:               (212) 940-6260
         Facsimile:               (212) 940-6803

         East Coast Capital Corp.
         c/o David S. Gellman
         FdG Associates
         299 Park Avenue
         New York, NY 10171
         Telephone:               (212) 940-6260
         Facsimile:               (212) 940-6803

         North American Training Services, Inc.
         c/o David S. Gellman
         FdG Associates
         299 Park Avenue
         New York, NY 10171
         Telephone:     (212) 940-6260
         Facsimile:     (212) 940-6803

         with copies to:
         AEA Investors LLC
         65 East 55th Street
         27th Floor
         New York, NY 10022
         Telephone:     (212) 644-5900
         Facsimile:     (212) 702-1341
         Attention:     Murray Karp

         Chrysler Capital Company L.L.C.
         501 Merritt 7, 5th Floor
         Norwalk, CT 06851
         Telephone:  (203) 845-7300
         Facsimile:   (203) 750-7100
         Attention:   William S. Bishop, Vice President

         Paul, Hastings, Janofsky & Walker LLP
         75 East 55th Street
         New York, NY 10022
         Telephone:      (212) 318-6432
         Facsimile:      (212) 319-4090
         Attention:      Thomas L. Fairfield, Esq.

         Any party may designate another address or facsimile number by notice to the other parties in accordance with the terms of this Section.

         10.12 Specific Performance and Injunctive Relief. The parties hereto recognize that if any or all of them fail to perform, observe or discharge any of their respective obligations under this Agreement, a remedy at law may not provide adequate relief to the other parties hereto. Therefore, in addition to any other remedy provided for in this Agreement or under applicable Law, any party hereto may demand specific performance of this Agreement, and such party will be entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any of the other parties hereto fail to comply with any of the provisions of this Agreement applicable to such party. To the extent permitted by applicable Law, all parties hereto hereby irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such party's remedy of specific performance or injunctive relief.

         10.13 Third-Party Beneficiary. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person has any right, benefit, priority or interest under, or because of the existence of, this Agreement.

         10.14 Middle States Commission on Higher Education. Notwithstanding any provision of this Agreement to the contrary, the parties agree that any adverse effect the Contemplated Transactions may have on the Company's accreditation with the Middle States Commission on Higher Education shall not be deemed a breach of any representation, warranty or covenant of any party under this Agreement and shall not constitute the failure of any condition precedent to Closing of any party under this Agreement.

                                   ARTICLE 11

                              SELLERS' NON-COMPETE

                  11.1. Non-Compete. Each Seller severally agrees that it shall not, from and after the Closing, until the fifth anniversary of the Closing
Date:

                           (a) directly or indirectly own, engage in, manage,
operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, partner, joint venturer, member, beneficiary or otherwise with any Person which in any way is then competing with the Company (i) within a 50 mile radius of the Institute or any of its annexes, branches or extensions wherever located, or (ii) by delivering courses by video conferencing or other distance learning services to any geographic location where the Company delivers competitive courses ((i) and (ii) being "Sellers Non-compete Area"), provided, however, that the Sellers may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on Nasdaq if all the Sellers do not, directly or indirectly, own 3% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 3% or more of any class of equity securities, of such entity;

                           (b) aid, abet or otherwise assist any business, or
other organization or entity in competing with the Company in Sellers Non-compete Area;

                           (c) directly or indirectly request or advise any
present or future students or vendors of the Institute to cancel any contracts with the Institute or curtail their dealings with the Institute;

                           (d) directly or indirectly request or advise any
present or future service provider or financial resource of the Institute or the Company to withdraw, curtail, or cancel the furnishing of such service or resource;

                           (e) directly or indirectly disclose or communicate to
any other Person, the names of any past, present or future students of the Institute except to the extent required by law or judicial process;

                           (f) directly or indirectly induce or attempt to
influence any employee of the Institute or the Company to terminate his or her employment.

                  11.2. Blue Penciling. In the event any provision of Section
11.1 as applied to any circumstances shall be adjudged by a Court to be invalid or unenforceable, such invalidity shall in no way affect any other provision of
Section 11.1 or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement. Each Seller and the Purchaser intend the provisions of Section 11.1 to be enforced as written. However, in the event any provision, or any part of this, is adjudged by a Court to be unenforceable because of the duration of such provision or the area covered thereby, each Seller and Purchaser agree that the Court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases (generally referred to as blue penciling), and, in its reduced or blue penciled form, such provision shall then be enforceable and shall be enforced.

                  11.3. Survival. The provisions of this Article 11 shall survive the Closing until the expiration of the statue of limitations for breach of contract under New York law in accordance with their terms.

                  11.4. No Limitation on Liability or Remedy. The provisions of
Section 8.5 and 8.6 shall not apply to breaches of this Article 11.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                The Purchaser:

                                EVCI CAREER COLLEGES HOLDING CORP.

                             By:/s/ Dr. Arol I. Buntzman
                                ---------------------------
                                Name: Dr. Arol I. Buntzman
                                Title:  Chairman

                                The Company:

                                TECHNICAL CAREER INSTITUTES, INC.

                             By:/s/ Murray Karp
                                ---------------------------
                                Name:  Murray Karp
                                Title: Vice President and Assistant Treasurer

                                The Sellers:

                                EAST COAST TRAINING SERVICES OF DELAWARE, INC.

                             By:/s/ Murray Karp
                                ---------------------------
                                Name: Murray Karp
                                Title: Vice President and Assistant Treasurer

                                EAST COAST CAPITAL CORP.

                             By:/s/ Murray Karp
                                ---------------------------
                                Name: Murray Karp
                                Title: Vice President and Assistant Treasurer

                                NORTH AMERICAN TRAINING SERVICES, INC.

                             By:/s/ Murray Karp
                                ---------------------------
                                Name: Murray Karp
                                Title: Vice President and Assistant Treasurer

                                   SCHEDULE 1

                                   DEFINITIONS

         "Action" means any action, claim, suit, litigation, proceeding, or governmental investigation.

         "Actual Deficiency" is defined in Section 2.5(b)(i).

         "Actual Surplus" is defined in Section 2.5(b)(iii).

         "AEA" means AEA Investors, Inc., a Delaware corporation.

         "Affiliate" of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Agreement" means the Stock Purchase Agreement to which this schedule of definitions is attached. References to the Agreement include this Schedule 1 and all exhibits and other schedules referred to therein.

         "Audited Financial Statements" is defined in Section 3.12(a).

         "Balance Sheet" is defined in Section 3.12(a).

         "Balance Sheet Date" means March 31, 2005.

         "Benefit Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Business" is defined in the Recitals.

         "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are permitted by Law to be closed in the City of New York, N.Y.

         "Campus Leases" means: (i) Net Lease, dated as of December 19, 1997, between Overtime Properties LLC and Technical Career Institutes, Inc., as amended by First Amendment of Lease made as of October 1, 2002 and (ii) Agreement of Lease made as of October 11, 1994, between F.H.E.A. Associates and Technical Career Institute, Inc. relating to 500 Eighth Avenue, New York, NY, as amended by the Second Modification and Extension of Lease Agreement made as of the 15th day of April, 2005.


                                    Sch. 1-1

         "Campus Properties" means the premises leased by the Company pursuant to the Campus Leases located at the parcels of real property commonly known as
(i) 320 West 31st Street, New York, N.Y. and (ii) the sixth floor of 500 Eighth Avenue, New York, N.Y.

         "Cash Equivalents" means highly liquid debt instruments with maturities of three months or less as determined in accordance with GAAP.

         "Claimant" is defined in Section 8.4(a).

         "Closing" is defined in Section 6.1.

         "Closing Current Ratio" means the ratio of total current assets to total current liabilities of the Company on the Closing Date, determined in accordance with GAAP, and calculated on the basis set forth on Schedule 2.4(a) hereof and consistent with the Company's past practice, including following the same accounting principles, practices, procedures, policies and methods with consistent classifications, judgments and valuation and estimation methodologies that were employed by the Company in preparing the Financial Statements but excluding prepaid advertising from current assets.

         "Closing Date" is defined in Section 6.1.

         "Closing Purchase Price Payment is defined in Section 2.3(c).

         "Company" is defined in the introductory paragraph.

         "Company Contract" means any Contract (a) under which the Company has or may acquire any rights or benefits; (b) under which the Company has or may become subject to any liability; or (c) by which the Company or any of the assets owned or used by the Company is or may become bound, together with any amendment thereof; provided, however, "Company Contract" shall not include any Student Contract.

         "Confidential Information" means (i) information not available to the general public concerning the business and financial affairs with respect to a party hereto, and (ii) analyses, compilations, forecasts, studies and other documents prepared on the basis of such information by the parties or their agents, representatives, any Related Person, employees or consultants.

         "Consent" means any approval, consent, ratification, waiver or other authorization (including any Permit or other authorization by a Governmental Authority or Educational Agency).

         "Contemplated Transactions" means all of the transactions contemplated by this Agreement.


                                    Sch. 1-2

         "Contract" means any agreement, contract, lease, license, obligation (whether with respect to real or personal property), promise or undertaking (whether written or oral and whether express or implied).

         "Curricula" means the material course materials used in the educational programs of the Institute, in any form or media. The Curricula shall also include (1) all copyrights, copyright applications, copyright registrations and trade secrets relating to the such materials, and (2) all material periodic updates or revisions to such materials as developed.

         "Damages"  is defined in Section 8.2.

         "DCSNA" means Chrysler Capital Corporation (n/k/a) DaimlerChrysler Services North America LLC.

         "Debt" of a Person means (i) Funded Debt; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price for property or services; and (iv) all obligations or liabilities of others secured by an Encumbrance (other than Permitted Encumbrances) on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person.

         "Deductible"  is defined in Section 8.6.

         "Disclosing Party" is defined in Section 7.1(a).

         "DOE" means the United States Department of Education and any successor agency administering federal student Financial Assistance Programs.

         "ECC" is defined in the introductory paragraph.

         "ECTS" is defined in the introductory paragraph.

         "Educational Agency" means any Person, entity or organization, whether governmental, government chartered, private, quasi-private, for profit, or not-for-profit, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private post-secondary schools in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, including, without limitation, DOE, the United States Veterans Administration and State approving agencies for veteran's benefits, the Immigration and Naturalization Service of the United States Department of Justice, the Regents, any agency that guarantees federal student loans, SED and HESC.

         "Educational Approval" means any license, permit, consent, franchise, approval, authorization, certification, agreement, or accreditation issued by any Educational Agency to the Company including without limitation any Program Participation Agreement.


                                    Sch. 1-3

         "Encumbrance" means any charge, claim, community property interest, easement, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, right of way, servitude or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Law relating to occupational health and safety.

         "Environmental Law" means any Law that requires or relates to:

                            (a) Advising appropriate authorities, employees and
the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                            (b) Preventing or reducing to acceptable levels the
release of pollutants or hazardous substances or materials into the Environment;

                            (c) Reducing the quantities, preventing the release
or minimizing the hazardous characteristics of wastes that are generated;

                            (d) Protecting resources, species or ecological
amenities;

                            (e) Reducing to acceptable levels the risks inherent
in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                            (f) Cleaning up pollutants that have been released,
preventing the threat of release or paying the costs of such clean up or prevention; or

                            (g) Making responsible parties pay private parties,
or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agent" means HSBC Bank USA or such other escrow agent mutually agreed upon by the parties hereto.

         "Escrow Agreement" is defined in Section 2.3(a).


                                    Sch. 1-4

         "Escrow Deposit" means a sum equal to Three Million Dollars ($3,000,000) that is deposited with the Escrow Agent pursuant to Section 2.3(a) and the Escrow Agreement.

         "Estimated Closing Statement" is defined in Section 2.4(a).

         "Estimated Deficiency" is defined in Section 2.4(b).

         "Estimated Surplus" is defined in Section 2.4(b).

         "Family" has the meaning set forth in 34 C.F.R. ss. 668.174(c)(4).

         "Final Closing Statement" is defined in Section 2.5(a).

         "Financial Assistance Programs" is defined in Section 3.18(c).

         "Financial Statements" is defined in Section 3.12(a).

         "Fiscal Year" means the accounting year of the Company, which is the 12 month period beginning on October 1 of a calendar year and ending on September 30 of the subsequent calendar year.

         "Funded Debt" of a Person means all (i) Liabilities for borrowed money, including without limitation all outstanding principal thereof and accrued interest and fees thereon and (ii) capitalized lease obligations of such Person under any capitalized lease or lease of personal property.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

         "Governmental Authority" means any:

                            (a) Nation, state, county, city, town, village,
district or other jurisdiction of any nature;

                            (b) Federal, state, local, municipal, foreign or
other government;

                            (c) Governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

                            (d) Multi-national organization or body; or


                                    Sch. 1-5

                            (e) Body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, but excluding any Educational Agency.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials.

         "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

         "HESC"  means the New York State Higher Education Services Corporation.

         "Indemnifying Party" is defined in Section 8.4.

         "Indemnification Cap" is defined in Section 8.6(a).

         "Intellectual Property" is defined in Section 3.10.

         "Institute" is defined in the Recitals.

         "Interim Income Statements" is defined in Section 3.12(a).

         "Interim Financial Statements" is defined in Section 3.12(a).

         "IRC" means the Internal Revenue Code of 1986 or any successor law, and rules and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" with respect to an individual, means such individual is actually aware of such fact or other matter. The Company will be deemed to have Knowledge of a particular fact or other matter if David Gellman, Karen Romaine, Debra Bouabidi, Ed Gehrke, Ted Gershon, Bill Imbriale or Harvey Hoffman has Knowledge of such fact or other matter. The Purchaser and each Seller, respectively, will be deemed to have Knowledge of a particular fact or other matter if any of their directors or officers, respectively, has Knowledge of such fact or other matter.

         "Law(s)" means any statute or common law, rule(s), regulation(s) or ordinance(s) of any federal, foreign, state or local Governmental Authority or Educational Agency, including without limitation, any of the foregoing pertaining to state education licensing, recruitment, admissions, and student aid funding matters.


                                    Sch. 1-6

         "Liability" means, with respect to any Person, any Debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, pursuant to any Contract or otherwise and whether or not the same is required pursuant to GAAP to be accrued on the financial statements of such Person.

         "Loan Agreement" means the Senior Term Loan Agreement dated as of September 30, 1994, by and among ECC, AEA, NATS and DCSNA, together with the ancillary documents and security agreements related thereto, as each may have been amended, modified or supplemented from time to time.

         "Material Adverse Effect" means (x) a material adverse change in the business, operations or financial condition of the Company taken as a whole; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein;
(ii) financial market fluctuations or conditions; (iii) conditions affecting the proprietary or technical education industries generally; or (iv) any change, effect, circumstance or condition attributable to the execution, performance or announcement of this Agreement or the transactions contemplated hereby; or (y) a material adverse change or effect on the ability of the Sellers to consummate the transactions contemplated hereby or to perform their obligations under this Agreement.

         "NATS" is defined in the introductory paragraph.

         "NATS Note" is defined in Section 3.12(b).

         "Net Tax Benefit" is defined in Section 8.6(d).

         "Neutral Accounting Firm" is defined in Section 2.6.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

         "Ordinary Course of Business" with respect to an action taken by a Person means such action is consistent in all material respects with the past customs and practices of such Person in the ordinary and consistent conduct of the business of such Person.

         "Organizational Documents" mean: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the operating agreement and certificate or articles of organization of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to any of the foregoing.


                                    Sch. 1-7

         "Payoff Letter(s)" is defined in Section 6.2(h).

         "Permit" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, but excluding any Educational Approval.

         "Permitted Encumbrance" shall mean (a) any Encumbrance for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted; (b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's or any other statutory or inchoate Encumbrance incidental to the ordinary conduct of the Business which involves an obligation that is not past due or which is being contested in good faith by appropriate proceedings diligently prosecuted; (c) any interest of a governmental agency or instrumentality in any lawfully made pledge or deposit under workers' compensation, unemployment insurance or other social security statutes; (d) the liens evidenced by the financing statements listed on Attachment A to this Schedule 1; (e) liens securing rental payments under capital lease agreements; and (f) any Encumbrance granted pursuant to, or created in connection with, the Loan Agreement.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Educational Agency, Governmental Authority or other entity.

         "Pre-Acquisition Notice" means written notice from DOE that the Pre-Acquisition Review Application is (x) "materially complete," (y) that does not contain any statement that the DOE sees any impediment to the issuance of a TPPPA to the Purchaser following the Closing, and (z) that does not in the Purchaser's reasonable discretion contain any unusual or burdensome conditions or requirements which, individually or in the aggregate, could reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole, including, but not limited to, any requirement (i) to administer Title IV Program funds on a reimbursement or cash monitoring basis or to post a letter of credit or other financial security with DOE in an amount greater than 10 percent (10%) of the institution's Title IV participation during the most recent fiscal year or (ii) that would impose material restrictions or limitations on the activities, including, growth, of any of the Purchaser, the Company and their Affiliates.

         "Pre-Acquisition Review Application" means an application to DOE filed in a manner to be "materially complete" (as defined in 34 C.F.R. 600.20(g)), in order for the DOE to conduct a pre-acquisition review of the Contemplated Transactions.

         "Proceeding" means any action, arbitration, audit, charge, claim, complaint, hearing, investigation, litigation, proceeding, program review or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, Educational Agency or arbitrator.


                                    Sch. 1-8

         "Program Participation Agreement" means a Program Participation Agreement with DOE.

         "Proposed Final Closing Statement" is defined in Section 2.5(a).

         "Purchase Price" is defined in Section 2.2.

         "Purchaser" is defined in the introductory paragraph.

         "Purchaser Indemnified Persons" is defined in Section 8.2.

         "Regents" means the New York State Board of Regents.

         "Related Person" means, with respect to a particular individual, each other member of such individual's Family; and, with respect to a specified Person other than an individual, any Person over which such specified Person exercises Substantial Control, who exercises Substantial Control over such specified Person or is under common Substantial Control with such specified Person.

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "Relevant Date" is defined in Section 8.6(d).

         "Required Closing Consents" is defined in Section 5.1(d).

         "Retention Agreements" means: (i) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Debra Bouabidi; (ii) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Edward Gehrke; (iii) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Theodore Gershon; (iv) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Harvey Hoffman; (v) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and William Imbriale; (vi) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Karen Romaine; and (vii) Retention Bonus Letter Agreement, dated August 24, 2004, between the Company and Mark Willenbrock.

         "Retention Escrow Amount" means a sum equal to Two Hundred Thousand Dollars ($200,000) that is deposited with the Escrow Agent pursuant to Section 2.3(b) and the Escrow Agreement.

         "Section 2.5(b)(i) Adjustment" is defined in Section 2.5(b)(i).

         "Section 2.5(b)(iii) Adjustment" is defined in Section 2.5(b)(iii).


                                    Sch. 1-9

         "SED" means the New York State Education Department.

         "SED Consent" means the Purchaser's satisfaction after conducting its due diligence, that the Regents will continue the registration of the Institute's programs for a transitional period not to exceed two years following the Closing.

         "Seller" and "Sellers" are defined in the introductory paragraph.

         "Separation Payments" means, with respect to any Retention Agreement, the separation payments in the form of salary continuation as set forth in such Retention Agreement.

         "Student Contracts" means any enrollment contract between the Company and a student pursuant to which the Company agrees to provide educational services.

         "Substantial Control" has the meaning set forth in 34 C.F.R. 668.174(c)(3).

         "TAP" means the New York State Tuition Assistance Program.

         "Tax" or "Taxes" means all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments, including, without limitation, income, gross receipts, excise, property, sales, employment, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments, imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

         "Tax Proceedings" is defined in Section 7.3(b)(i).

         "Tax Returns" is defined in Section 3.13(a).

         "Title IV Programs" means the federal student financial assistance programs authorized by Subchapter IV of the Higher Education Act of 1965, as amended.

         "Transfer Taxes" is defined in Section 7.3(c).

         "TPPPA" means a temporary provisional program participation agreement, issued by DOE pursuant to 34 C.F.R. 600.20(h).

         "Union" means T.O.P. Local 2110, U.A.W., AFL-CIO.

         "Unrestricted Purchase Price" means, as at any date of determination, the sum of (a) the amount obtained by subtracting the Escrow Deposit from the Purchase Price, plus (b) the aggregate amount released from the Escrow Deposit to the Sellers in accordance with the Escrow Agreement (net of the Escrow Agent's fees and expenses).


                                   Sch. 1-10

                              Rules of Construction

         For purposes of this Agreement and the other documents executed in connection herewith, the following rules of construction will apply, unless specifically indicated to the contrary: (i) wherever from the context it appears appropriate, each term stated in either the singular or plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, the feminine and the neuter; (ii) the term "or" is not exclusive; (iii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and attachments hereto) and not to any particular provision of this Agreement; (iv) the term "including" (or any form thereof) will not be limiting or exclusive unless the context otherwise requires or unless otherwise specified; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vi) all references to statutes and related regulations will include any amendments thereof and any successor statutes and regulations; (vii) all references in this Agreement or in the schedules to this Agreement to sections, schedules, exhibits and attachments will refer to the corresponding sections, schedules, exhibits and attachments of or to this Agreement; and (viii) all references to any instruments or agreements, including references to any of the documents executed in connection herewith, will include any and all modifications or amendments thereto and any and all extensions or renewals thereof. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules thereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the schedule is or is not material for purposes of this Agreement.


                                   Sch. 1-11

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT


                                    Exh. A-1

                                ESCROW AGREEMENT

         ESCROW AGREEMENT (the "Escrow Agreement"), dated as of ____________, 2005, by and among East Coast Training Services of Delaware, Inc., a Delaware corporation ("ECTS"), East Coast Capital Corp. a Delaware corporation ("ECC"), North American Training Services, Inc., a Delaware corporation ("NATS" and, collectively with ECTS and ECC, the "Sellers"), EVCI Career Colleges Holding Corp., a Delaware corporation (the "Purchaser"), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as escrow agent (the "Escrow Agent"). Unless otherwise expressly provided in this Agreement, ECTS shall be deemed to be acting on behalf of all of the Sellers.

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the Purchaser, the Sellers, Technical Career Institutes, Inc., a New York corporation (the "Company"), AEA Investors, Inc., a Delaware corporation, and Chrysler Capital Company L.L.C., a Delaware limited liability company, have entered into a Stock Purchase Agreement dated as of _____________, 2005 (the "Purchase Agreement") pursuant to which, among other things, Purchaser will purchase from ECTS all of the issued and outstanding shares of the capital stock of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

         WHEREAS, pursuant to Section 2.3 of the Purchase Agreement, at the Closing the Purchaser will deliver to the Escrow Agent by wire transfer of immediately available funds a portion of the Purchase Price equal to (i) $3,000,000 (the "Indemnification Escrow Amount") plus (ii) $200,000 (the "Retention Escrow Amount" and, together with the Indemnification Escrow Amount, the "Escrow Funds"), which funds that would have otherwise been paid by the Purchaser to the Sellers are to be held in escrow by the Escrow Agent pursuant hereto and released in accordance with the terms hereof for the purposes of (a) in the case of the Indemnification Escrow Amount, funding indemnification payments payable to the Purchaser Indemnified Persons following the Closing Date under Article 8 of the Purchase Agreement and (b) in the case of the Retention Escrow Amount, reimbursing the Purchaser for up to 50% of any liability the Company may have following the Closing Date for Separation Payments under the Retention Agreements, but in no event shall such reimbursement be in excess of the Retention Escrow Amount.

         WHEREAS, the Purchaser and each of the Sellers severally represents and warrants to the Escrow Agent that it has not stated to any individual or entity that the Escrow Agent's duties will include anything other than those duties stated in this Escrow Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         Section 1.  Establishment of Escrow Account.

                  The Escrow Agent shall establish and maintain on behalf of the Purchaser and the Sellers a non-interest bearing trust account (the "Escrow Account") to which there shall be immediately credited and held amounts received by the Escrow Agent from the Purchaser and the Sellers in accordance with
Section 2 hereof. The funds credited to the Escrow Account shall be applied and disbursed only as provided herein and pursuant to the Purchase Agreement. The Escrow Agent shall, to the extent required by law, segregate the funds credited to the Escrow Account from its other funds held as an agent or in trust.

         Section 2.  Deposits to the Escrow Account; Investment.

                  (a) The Escrow Funds to be deposited with the Escrow Agent shall be transferred by wire transfer of immediately available funds to the following account (or to such other account as the Escrow Agent shall notify the Purchaser and ECTS in writing):

                           HSBC BANK USA, NATIONAL ASSOCIATION
                           ABA No.:  021-001-088
                           Account No.:  002-600-161
                           Attention:  East Coast Capital Escrow Account

                  (b) The Escrow Agent shall confirm in writing to the Purchaser and ECTS the deposit received by it pursuant to this Section 2 and the amount of such deposit.

                  (c) The Escrow Agent shall, at the written direction of ECTS, invest and reinvest the funds on deposit in the Escrow Account in the HSBC Investors Money Market Fund (the "Fund") unless otherwise directed in writing by ECTS and the Purchaser. The Purchaser and the Sellers hereby acknowledge receipt of a copy of the Prospectus for the Fund. The earnings realized from investments made from the Escrow Account will accrue for the benefit of the Sellers and shall be released in accordance with the terms of Section 5(c). The Purchaser will not be entitled to interest on any payment it may receive from the Escrow Account. The Purchaser and the Sellers shall furnish the Escrow Agent upon execution of this Escrow Agreement, and as subsequently required, all appropriate U.S. tax forms and information in order for the Escrow Agent to comply with U.S. tax regulations. The Escrow Agent shall not be liable for any losses resulting from the sale or depreciation in the market value of any such investments.

         Section 3. Distributions of Indemnification Escrow Amount. The Indemnification Escrow Amount on deposit in the Escrow Account shall be withdrawn by the Escrow Agent and transferred pursuant to the Purchase Agreement only in accordance with this Section 3.

                  (a) On each occasion on which the Purchaser determines in good faith that it is entitled to payment of a claim for indemnification pursuant to
Article 8 of the Purchase Agreement, the Purchaser may deliver to ECTS and the

Escrow Agent a written request (a "Draw-Down Request") for the payment of such amount. The Draw-Down Request shall set forth the amount requested and, in reasonable detail, the specific factual basis for the determination that the Purchaser is entitled to the payment of such amount.

                  (b) Within thirty (30) days after receipt by ECTS and the Escrow Agent of a Draw-Down Request, ECTS may deliver to the Purchaser and the Escrow Agent a written objection to all or any part of the Draw-Down Request (an "Objection").

                  (c) If ECTS fails to deliver an Objection by the end of the thirtieth (30th) day following the receipt by ECTS of a Draw-Down Request, the Escrow Agent shall pay to the Purchaser out of the Indemnification Escrow Amount on deposit in the Escrow Account an amount equal to the amount requested in the Draw-Down Request. Any such payment shall be made on or before the fifth (5th) Business Day following the expiration of such thirty (30) day period. The Escrow Agent shall continue to hold any amounts remaining of the Indemnification Escrow Amount on deposit in the Escrow Account following the payment of any Draw-Down Request in accordance with the Purchase Agreement and the terms of this Escrow Agreement.

                  (d) If ECTS delivers a timely Objection with respect to all or any portion of a Draw-Down Request, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount of the Indemnification Escrow Amount requested in the Draw-Down Request or the disputed portion thereof, as the case may be, pending receipt of either (i) payment instructions signed by the Purchaser and ECTS in the form of Exhibit A attached hereto, specifying the amount of Indemnification Escrow Amount funds from the Escrow Account to be released by the Escrow Agent in respect of such Draw-Down Request ("Payment Instructions") or (ii) a written notice from either the Purchaser or ECTS of a final, non-appealable order from a court of competent jurisdiction, along with a copy of the order (together, a "Judgment Notice"), pursuant to which such court has determined whether and to what extent the Purchaser is entitled to the amount requested in the Draw-Down Request. Upon receipt of Payment Instructions or a Judgment Notice, as applicable, the Escrow Agent shall thereafter act in accordance with Section 3(e) or 3(f) below, as applicable. Any portion of a Draw-Down Request not covered by a timely Objection shall be paid by the Escrow Agent to the Purchaser out of the Indemnification Escrow Amount on deposit in the Escrow Account on or before the fifth (5th) Business Day following the expiration of the thirty (30) day period referred to in Section 3(c).

                  (e) Upon receipt by the Escrow Agent of Payment Instructions, if such Payment Instructions indicate that the Purchaser is entitled to payment in respect of all or any portion of the Draw-Down Request, then the Escrow Agent shall release and pay to the Purchaser the amount indicated in such Payment Instructions from the Indemnification Escrow Amount on deposit in the Escrow Account. Such payment shall be made on or before the fifth (5th) Business Day following the date on which such Payment Instructions are received by the Escrow Agent. If such Payment Instruction indicates that the Purchaser is not entitled to all or any portion of the amount claimed in such Draw-Down Request (a "Discharge Notice"), then the Escrow Agent shall continue to hold such amount as part of the Indemnification Escrow Amount on deposit in the Escrow Account in accordance with the terms of this Escrow Agreement until such amounts are to be disbursed (i) in respect of another Draw-Down Request pursuant to Section 3(a), 3(c) or 3(d) or (ii) to ECTS pursuant to Section 3(h). The Escrow Agent shall be entitled to rely, exclusively, on any Payment Instructions given by the Purchaser and ECTS in relation to the release of funds from the Escrow Account.

                  (f) If the Escrow Agent has received a Judgment Notice with respect to any Draw-Down Request, then the Escrow Agent shall release from the Indemnification Escrow Amount on deposit in the Escrow Account and pay to the Purchaser an amount equal to the amount due to the Purchaser, as indicated in such Judgment Notice. Such payment will be made on or before the fifth (5th) Business Day following the date on which the Escrow Agent received such Judgment Notice. If such Judgment Notice indicates that the Purchaser is not entitled to all or any portion of the amount claimed in the Draw-Down Request (a "Determination Discharge"), then the Escrow Agent shall continue to hold the amount of the Determination Discharge in accordance with the terms of this Escrow Agreement until such amounts are disbursed (i) in respect of another Draw-Down Request pursuant to Section 3(a), 3(c) or 3(d) or (ii) to ECTS pursuant to Section 3(h).

                  (g) Contemporaneously with the disbursement of any Indemnification Escrow Amount funds from the Escrow Account, the Escrow Agent shall send a written statement to ECTS and the Purchaser stating the amount of the disbursement and the amount of Indemnification Escrow Amount funds remaining in the Escrow Account.

                  (h) On the date which is the second anniversary of the Closing Date (the "Termination Date"), the Escrow Agent shall promptly pay to ECTS from the Indemnification Escrow Amount on deposit in the Escrow Account, an amount equal to the excess, if any, of (i) the remaining balance of the Indemnification Escrow Amount on deposit in the Escrow Account over (ii) the Retained Amount (as defined in Section 3(i)) as of the Termination Date. Thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount either in accordance with Section 3(c) or as and when it receives Payment Instructions, Discharge Notices, Judgment Notices or Determination Discharges, as applicable, related to the Outstanding Claims (as defined in Section 3(i)). Following the Termination Date, in the event that the Retained Amount at any time exceeds the amount of all Outstanding Claims which have not been paid or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to ECTS within five (5) Business Days of ECTS' written request for such payment, an amount equal to such excess. Notwithstanding any provision hereof to the contrary, following the Termination Date, the Retained Amount will not be released in payment of any claim or Draw-Down Request delivered to the Escrow Agent or ECTS after the Termination Date, and the Retained Amount will only be disbursed (i) to ECTS in accordance with this
Section 3(h) or (ii) to the Purchaser in payment of an Outstanding Claim in accordance with Section 3(c), 3(e) or 3(f).

                  (i) In the event that the Escrow Agent shall have received on or before the Termination Date one or more Draw-Down Requests any portion of which has not been paid in accordance with Section 3(c) or Section 3(d) as of the Termination Date, and as to which, on such date, the Escrow Agent has neither received and fully acted upon Payment Instructions nor a Judgment Notice, nor received a Discharge Notice or a Determination Discharge (any such Draw-Down Request or portion thereof being referred to as an "Outstanding Claim"), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the total amount requested in all such Outstanding Claims (the "Retained Amount").

         Section 4. Distributions of Retention Escrow Amount . The Retention Escrow Amount on deposit in the Escrow Account shall be withdrawn by the Escrow Agent and transferred pursuant to the Purchase Agreement only in accordance with this Section 4. For purposes of this Section 4, a "Quarter" shall mean the successive three-month periods beginning on the Closing Date.

                  (a) Within ten (10) Business Days after the last day (a "Separation Payment Reimbursement Date") of each Quarter through the second anniversary of the Closing Date, the Purchaser may in good faith deliver to ECTS and the Escrow Agent a written request (a "Separation Payment Reimbursement Request") for reimbursement of up to 50% of any liability the Company has incurred during such Quarter for Separation Payments under the Retention Agreements, up to a maximum aggregate amount for all Quarters equal to the Retention Escrow Amount. The Separation Payment Reimbursement Request shall set forth the amount requested and, in reasonable detail, the specific factual basis for the determination that the Purchaser is entitled to reimbursement for the payment of such amount, including without limitation, the identity of the terminated employee(s) and the Separation Payment(s) paid during the applicable Quarter. Provided there are sufficient funds from the Retention Escrow Amount on deposit, on the last Separation Payment Reimbursement Date coinciding with the second anniversary of the Closing Date, the Purchaser may in good faith deliver a Separation Payment Reimbursement Request that identifies Separation Payments paid during the Quarter then-ending as well as any final Separation Payments estimated to be paid during the next successive three-month period.

                  (b) Following the delivery of a Separation Payment Reimbursement Request, the Purchaser shall provide ECTS and its representatives reasonable access to the records and employees of the Company to the extent necessary for the review of the Separation Payment Reimbursement Request and to verify that each Person receiving (or expected to receive) a Separation Payment was entitled (or will be entitled) to receive such Separation Payment in accordance with such Person's Retention Agreement and shall cause the employees of the Company to cooperate with ECTS and its representatives in connection with such review and verification. Notwithstanding the foregoing, the Company may change the terms of any Retention Agreement solely for purposes of accelerating the payment schedule of any Separation Payment due and owing thereunder without adversely affecting the Purchaser's right to receive reimbursement under this
Section 4 for 50% of the accelerated payments, up to a maximum aggregate amount for all Quarters equal to the Retention Escrow Amount.

                  (c) If ECTS shall disagree with the Separation Payment Reimbursement Request or the entitlement of any Person to the receipt of a Separation Payment under the terms of such Person's Retention Agreement, it shall deliver to the Purchaser and the Escrow Agent a written notice of such disagreement to all or any part of the Separation Payment Reimbursement Request (a "Reimbursement Disagreement"), setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Separation Payment Reimbursement Request. Any portion of a Separation Payment Reimbursement Request not covered by a timely Reimbursement Disagreement shall be deemed to have been accepted by ECTS, and such portion shall be final, binding and conclusive for all purposes hereunder. In the event that ECTS does not provide a Reimbursement Disagreement within such thirty (30) day period, ECTS shall be deemed to have accepted the Separation Payment Reimbursement Request delivered by the Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event a Reimbursement Disagreement is timely provided, the Purchaser and ECTS shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Separation Payment Reimbursement Request or the entitlement of any Person to the receipt of a Separation Payment under the terms of such Person's Retention Agreement. If, at the end of such period, they are unable to resolve any such disagreements, then such disagreements will be finally settled in accordance with the dispute resolution procedures set forth in Section 2.6 of the Purchase Agreement. The date on which the amount of Separation Payments is finally determined in accordance with this
Section is hereinafter referred as to the "Separation Payment Determination
Date".

                  (d) Except as provided in Section 4(e) below, promptly following a Separation Payment Determination Date, and in any event within five
(5) Business Days of a Separation Payment Determination Date, each of the Purchaser and ECTS shall execute joint written instructions to the Escrow Agent directing that the Escrow Agent pay to the Purchaser out of the Retention Escrow Amount on deposit in the Escrow Account an amount equal to the Reimbursement Amount. For purposes herein, the "Reimbursement Amount" shall mean the sum of the Separation Payments as finally determined on an applicable Separation Payment Determination Date.

                  (e) Promptly following the Separation Payment Determination Date relating to the Quarter ending on the second anniversary of the Closing Date, and in any event within five (5) Business Days of such Separation Payment Determination Date, each of the Purchaser and ECTS shall execute joint written instructions to the Escrow Agent directing that the Escrow Agent pay to (i) the Purchaser out of the Retention Escrow Amount remaining on deposit in the Escrow Account an amount equal to the Reimbursement Amount and (ii) ECTS all of the remaining Retention Escrow Amount on deposit in the Escrow Account.

                  (f) In no event shall the Purchaser be entitled to payment pursuant to this Section 4 of any amount in excess of the Retention Escrow Amount.

         Section 5.  Escrow Account Distributions, Generally.

                  (a) Each of the Purchaser, on the one hand, and the Sellers, on the other, agree that it will act in good faith when executing any Draw-Down Request, Objection, Payment Instructions, Separation Payment Reimbursement Request or Reimbursement Disagreement, as applicable, in accordance with the terms of this Escrow Agreement and the Purchase Agreement. All funds distributed from the Escrow Account to the Purchaser or ECTS shall be transferred by wire transfer in immediately available funds to such account as the Purchaser or ECTS, as the case may be, shall notify the Escrow Agent in writing.

                  (b) The Escrow Agent may not release any funds from the Retention Escrow Amount on deposit in the Escrow Account in order to transfer funds to the Purchaser in accordance with Section 3 (regardless of the sufficiency of the Indemnification Escrow Amount to fund such transfers). The Escrow Agent may not release any funds from the Indemnification Escrow Amount on deposit in the Escrow Account in order to transfer funds to the Purchaser in accordance with Section 4 (regardless of the sufficiency of the Retention Escrow Amount to fund such transfers).

                  (c) Notwithstanding anything to the contrary herein, the Escrow Agent is hereby authorised and directed to release to ECTS in check form any income or earnings earned on the Escrow Funds within 5 Business Days of the crediting of such income or earnings. Any income or earnings earned pursuant to this Escrow Agreement shall be reported for federal, state and local tax purposes as for the account of Sellers. All taxes with respect to such income or earnings shall be paid by the Sellers.

         Section 6. Termination of Escrow Account and Escrow Agreement. The Escrow Account shall be deemed dissolved and this Escrow Agreement shall terminate upon the written agreement of the parties hereto or upon transfer of all amounts in the Escrow Account then in the possession of the Escrow Agent in accordance with the terms of this Escrow Agreement.

         Section 7.  Escrow Agent.

                  (a) Each of the Purchaser and ECTS agrees to pay the Escrow Agent one-half of its agreed-upon compensation, as set forth in the attached Exhibit B, for its services as Escrow Agent hereunder promptly upon request therefor, and to reimburse the Escrow Agent for one-half of all reasonable expenses of or disbursements incurred by the Escrow Agent in the performance of its duties hereunder, including the reasonable fees, expenses and disbursements of counsel to the Escrow Agent.

                  (b) The Escrow Agent shall have a lien upon the Escrow Account for any costs, expenses and fees owed by the Sellers that may arise hereunder and may retain that portion of the Escrow Account equal to such unpaid amounts, until all such costs, expenses and fees have been paid.

         Section 8. Rights, Duties and Immunities of Escrow Agent. Acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions, which all parties to this Escrow Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent.

                  (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement or as required by Law. Except for the Escrow Agent's own willful misconduct, bad faith or gross negligence, the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this

Escrow Agreement or as required by Law. The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any agreement or arrangement by the Purchaser or the Sellers. The Escrow Agent is not a party to, and is not bound by, any agreement, including, but not limited to the Purchase Agreement, or other document out of which this Escrow Agreement may arise. The Escrow Agent shall be under no liability to any party hereto by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. The Escrow Agent shall not be bound by any waiver, modification, termination or rescission of this Escrow Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto. This Escrow Agreement shall not be deemed to create a fiduciary relationship between the parties hereto under state or federal law.

                  (b) The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of this Escrow Agreement or of any property delivered hereunder, or for the value or collectibility of any note, check or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Escrow Agent. Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any cash, instruments, documents or any other property referred to herein, unless the same shall have first been received by the Escrow Agent pursuant to this Escrow Agreement.

                  (c) Each of the Purchaser, on the one hand, and the Sellers on the other, severally agrees to reimburse and indemnify the Escrow Agent for, and hold it harmless against, one-half of any loss, liability or expense, including but not limited to reasonable counsel fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of or in conjunction with its acceptance of, or the performance of its duties and obligations under, this Escrow Agreement, as well as one-half of the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Escrow Agreement.

                  (d) The Purchaser and the Sellers have delivered to the Escrow Agent a list and specimen signatures of authorized signatories, as set forth in the attached Schedule A hereto, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent hereunder, and the Escrow Agent shall be entitled to rely on such list and specimen signatures with respect to any party until a replacement is furnished by such party to the Escrow agent. The Escrow Agent shall be fully protected in acting on and relying upon any written notice direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed and presented by the proper party or parties.

                  (e) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or Law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence, bad faith or willful misconduct.

                  (f) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such counsel.

                  (g) The parties hereto agree that should any dispute arise with respect to the payment, ownership or right of possession of the Escrow Funds or Escrow Account, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its bad faith, willful misconduct or gross negligence, all or any part of the Escrow Funds in the Escrow Account until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America, and a notice executed by the parties to the dispute or their authorized representatives shall have been delivered to the Escrow Agent setting forth the resolution of the dispute. The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings.

                  (h) The Escrow Agent shall not be accountable or liable for any losses resulting from the sale or depreciation in the market value of such investments thereof.

                  (i) The agreements set forth in this Section 8 shall survive the resignation or removal of the Escrow Agent, the termination of this Escrow Agreement and the payment of all amounts hereunder.

         Section 9. Resignation of Escrow Agent. The Escrow Agent shall have the right to resign upon 30 days written notice to the Purchaser and ECTS. In the event of such resignation, the Purchaser and ECTS shall appoint a successor escrow agent hereunder by delivering to the Escrow Agent a written notice of such appointment. Upon receipt of such notice, the Escrow Agent shall deliver to the designated successor escrow agent all money and other property held hereunder and shall thereupon be released and discharged from any and all further responsibilities whatsoever under this Escrow Agreement; provided, however, that the Escrow Agent shall not be deprived of its compensation earned prior to such time.

                  If no successor escrow agent shall have been designated by the date specified in the Escrow Agent's notice, all obligations of the Escrow Agent hereunder shall nevertheless cease and terminate. Its sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the other parties hereto or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

                  By mutual agreement, the Purchaser and ECTS shall have the right at any time upon not less than seven (7) Business Days written notice to terminate their appointment of the Escrow Agent, or any successor escrow agent, as Escrow Agent hereunder, provided, however, the Escrow Agent or any successor escrow agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

         Section 10. Notices. All claims, notices and other communications hereunder to be effective shall be in writing and shall be deemed to have been duly given when delivered by hand (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery), or 10 days after being sent by registered or certified first class mail postage prepaid, or, in the case of facsimile transmission, when received and telephonically confirmed, in each case addressed to the parties at the addresses set below (or to such other person or address as the parties shall have notified each other and the Escrow Agent in writing, provided that notices of a change of address shall be effective only upon receipt thereof). All claims, notices and other communications hereunder shall be in the English language.

                           If to the Purchaser:

                           EVCI Career Colleges Holding Corp.
                           1 Van Der Donck Street, 2nd Floor
                           Yonkers, NY 10701

                           Telephone:       (914) 623-0700
                           Facsimile:       (914) 964-8222
                           Attention:       Dr. John J. McGrath
                                            CEO and President
                                            General Counsel

                           With copies to:

                           Joseph D. Alperin, Esq.
                           EVCI Career Colleges Holding Corp.
                           1 Van Der Donck Street, 2nd Floor
                           Yonkers, NY 10701

                           Telephone:       (914) 623-0700
                           Facsimile:       (914) 964-8222

                           Ritzert & Leyton, P.C.
                           11350 Random Hills Road
                           Suite 400
                           Fairfax, VA 22030

                           Telephone:       (703) 934-2660
                           Facsimile:       (703) 934-9840
                           Attention:       Peter S. Leyton, Esq.

                           If to the Sellers:

                           East Coast Training Services, Inc.
                           c/o David S. Gellman
                           FdG Associates
                           299 Park Avenue
                           New York, NY 10171
                           Telephone:       (212) 940-6260
                           Facsimile:       (212) 940-6803

                           with copies to:

                           East Coast Capital Corp.
                           c/o David S. Gellman
                           FdG Associates
                           299 Park Avenue
                           New York, NY 10171
                           Telephone:       (212) 940-6260
                           Facsimile:       (212) 940-6803

                           North American Training Services, Inc.
                           c/o David S. Gellman
                           FdG Associates
                           299 Park Avenue
                           New York, NY 10171
                           Telephone:       (212) 940-6260
                           Facsimile:       (212) 940-6803

                           AEA Investors LLC
                           65 East 55th Street
                           27th Floor
                           New York, NY 10022
                           Telephone:       (212) 644-5900
                           Facsimile:       (212) 702-1341
                           Attention:       Murray Karp

                           Paul, Hastings, Janofsky & Walker LLP
                           75 East 55th Street
                           New York, NY 10022

                           Telephone:       (212) 318-6432
                           Facsimile:       (212) 319-4090
                           Attention:       Thomas L. Fairfield, Esq.

                           If to the Escrow Agent:

                           HSBC BANK USA, NATIONAL ASSOCIATION
                           452 Fifth Avenue
                           New York, New York 10018
                           Attn:  Corporate Trust
                           Telephone: (212) 525-1343
                           Facsimile: (212) 525-1300

         Section 11. Coordination. The Sellers hereby appoint ECTS as the contact party for purposes of communicating with the other parties hereto regarding this Escrow Agreement and ECTS shall be authorized to act on behalf of the Sellers as to all matters pertaining to this Escrow Agreement.

         Section 12. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

         Section 13. Amendments. This Escrow Agreement may be amended or modified at any time or from time to time in writing executed by the parties to this Escrow Agreement.

         Section 14. Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed entirely within the State of New York, without reference to or application of rules or principles of conflicts of law.

         Section 15. Interpretation. The headings of the sections contained in this Escrow Agreement are solely for convenience or reference and shall not affect the meaning or interpretation of this Escrow Agreement.

         Section 16. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 17. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any action, suit or proceedings against any of them by any of the other aforementioned parties with respect to this Escrow Agreement shall be brought before the exclusive jurisdiction of the federal or state courts located in the Borough of Manhattan in the State of New York, unless all the parties hereto agree in writing to any other jurisdiction. Each of the parties hereto hereby submits to such exclusive jurisdiction.

         Section 18. Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Escrow Agreement.

         Section 19. Severability. If any provisions of this Escrow Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date and the year first above written.

                                    EVCI CAREER COLLEGES HOLDING CORP.

                                    By:___________________________
                                    Name:    Dr. John J. McGrath
                                    Title:   Chief Executive Officer and
                                             President

                                    EAST COAST TRAINING SERVICES OF
                                    DELAWARE, INC.

                                    By:___________________________
                                    Name:
                                    Title:

                                    EAST COAST CAPITAL CORP.

                                    By:___________________________
                                    Name:
                                    Title:

                                    NORTH AMERICAN TRAINING SERVICES, INC.

                                    By:___________________________
                                    Name:
                                    Title:

                                    HSBC BANK USA, NATIONAL
                                    ASSOCIATION, as Escrow Agent

                                    By:___________________________
                                    Name:
                                    Title:

                                    Exhibit A

[Date]

HSBC BANK USA, NATIONAL ASSOCIATION
452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust

Dear Sirs:

         Reference is made to that certain Escrow Agreement dated as of ______, 2005 (the "Escrow Agreement") by and among East Coast Training Services of Delaware, Inc., a Delaware corporation ("ECTS"), East Coast Capital Corp. a Delaware corporation ("ECC"), North American Training Services, Inc., a Delaware corporation ("NATS" and collectively with ECTS and ECC, the "Sellers"), EVCI Career Colleges Holding Corp., a Delaware corporation (the "Purchaser"), and HSBC Bank, USA, National Association, as escrow agent (the "Escrow Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Escrow Agreement

         In connection with the Purchaser's Draw-Down Request dated ________________, and in accordance with the terms of Section 3 of the Escrow Agreement, Purchaser and the Sellers hereby:

                  (i) direct the Escrow Agent to release to the Purchaser funds from the Indemnification Escrow Amount on deposit in the Escrow Account in the amount of $____________;

                  [(ii) instruct the Escrow Agent that Purchaser is not entitled to the remaining balance of $__________ claimed in the Draw-Down Request dated _______.]

         The Escrow Agent may not release any funds from the Retention Escrow Amount on deposit in the Escrow Account in order to satisfy these payment instructions (regardless of the sufficiency of the Indemnification Escrow Amount to fund these payment instructions).

                            [Signature page follows]

                                    EVCI CAREER COLLEGES HOLDING CORP.

                                    By:___________________________
                                    Name:    Dr. John J. McGrath
                                    Title:   Chief Executive Officer and
                                             President

                                    EAST COAST TRAINING SERVICES OF
                                    DELAWARE, INC.

                                    By:___________________________
                                    Name:
                                    Title:

                                    EAST COAST CAPITAL CORP.

                                    By:___________________________
                                    Name:
                                    Title:

                                    NORTH AMERICAN TRAINING SERVICES, INC.

                                    By:___________________________
                                    Name:
                                    Title:

                                    Exhibit B

HSBC [LOGO]

                                 April 20, 2005
                               Schedule of Fees -
                                  Escrow Agent
                                       For
                        AEA Investors-Acquisition Escrow

Acceptance Fee-                              $ WAIVED

This one-time fee covers the acceptance of our appointment, review and consideration of all supporting documents, meetings with transaction parties, consultation with attorney, and establishment of procedures required to perform the services required by the governing documents.
This fee is payable at closing

Administrative Fee-Escrow Agent              $3,000 per annum or portion thereof

This fee covers the ordinary administrative and operational responsibilities of HSBC Bank USA. This fee is payable at closing

Legal Fee                                    At cost

Out of Pocket                                At cost

These are expenses incurred by us on behalf of the Client to effectively service this account on a day-to-day basis. If required, these include but are not limited to: accountant and counsel fees, postage, stationery, express mail, telephone and facsimile charges. These expenses are charged at cost. A detailed explanation for each item will be included on all billing statements.

Bid Conditions

The fees set forth above are subject to change as circumstances warrant. We reserve the right to amend this Schedule of Fees or withdraw as the proposed Agent pending review of the final documents and agreement with respect to the duties, responsibilities and indemnification of the HSBC Bank USA. Any fees charged for services not specifically set forth in this schedule will be assessed in amounts commensurate with services rendered. If the transaction should fail to close, we reserve the right to charge our legal counsel fees and any out-of-pocket expenses.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account.

What this means for you: If you open an account, we will ask for your name, address, tax identification number, and other information that will allow us to identify you. Additionally, we will take certain steps to verify your identity through documents or by checking other sources.

Accepted and Approved

--------------------------------------------------------------------------------
(Name and Title)


--------------------------------------------------------------------------------
(Date)

                                   Schedule A

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by the following on behalf of PURCHASER.


---------------------------------           -----------------------------
                                            True Signature


---------------------------------           ------------------------------
                                            True Signature

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by the following on behalf of SELLERS.

---------------------------------           -----------------------------
                                            True Signature


---------------------------------           ------------------------------
                                            True Signature

                                    EXHIBIT B

                                LETTER AGREEMENT

EVCI Career Colleges Holding Corp.                                 June 30, 2005
1 Van Der Donck Street, 2nd Floor
Yonkers, New York 10701

                              Side Letter Agreement

Ladies and Gentlemen:

         Reference is made to the Stock Purchase Agreement dated June 30, 2005 (the "Purchase Agreement"), by and among EVCI Career Colleges Holding Corp. (the "Purchaser"), Technical Career Institutes, Inc. (the "Company"), East Coast Training Services of Delaware, Inc. ("ECTS"), East Coast Capital Corp. ("ECC") and North American Training Services, Inc. ("NATS" and together with ECTS and ECC, the "Sellers"). Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

         In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         The condition precedent referred to in Section 5.1(f) of the Purchase Agreement shall be as follows: The Union shall have entered into a letter agreement with the Purchaser on or prior to the Closing Date substantially to the effect that for a period of at least seven years the Union will not make any attempt to unionize, or unionize, and will not represent, any employees of (i) the Purchaser, (ii) any of its current Affiliates (other than the Company including any additional campuses opened by the Company) and (iii) one possible future Affiliate to be identified by the Purchaser to the Union (which possible future Affiliate shall not be a party to any collective bargaining agreement with the Union, be the object of a current organizing drive by the Union, or be engaged in negotiations with respect to a possible collective bargaining agreement with the Union), provided that, the Purchaser shall have agreed to recognize the Union as the sole and exclusive bargaining agency for employees at the Company and any additional campuses opened by the Company for the full term of the letter agreement. Satisfaction of this condition, unless expressly waived in writing by the Purchaser, is in addition to those enumerated in Section 5.1 of the Purchase Agreement.

         This side letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of choice or conflicts of law thereof. This side letter agreement may be executed in any number of separate counterparts, all of which shall constitute one instrument. For purposes of this side letter agreement, a document (or signature page thereto) signed and transmitted by facsimile shall be deemed an original document.

         Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

Technical Career Institutes, Inc.

By /s/ Murray Karp
   -----------------------
Name:  Murray Karp
Title:  Vice President and Assistant Treasurer

East Coast Training Services of Delaware, Inc.

By /s/ Murray Karp
   -----------------------
Name: Murray Karp
Title: Vice President and Assistant Treasurer

East Coast Capital Corp.

By /s/ Murray Karp
   -----------------------
Name: Murray Karp
Title: Vice President and Assistant Treasurer

North American Training Services, Inc.

By /s/ Murray Karp
   -----------------------
Name: Murray Karp
Title: Vice President and Assistant Treasurer

Confirmed and agreed to as of the date of this letter:

EVCI Career Colleges Holding Corp.

By Dr. Arol I. Buntzman
   -----------------------
Name:  Dr. Arol I. Buntzman
Title:  Chairman


                                    Exh. B-1

                                    EXHIBIT C

                    FORM OF COMPANY'S SECRETARY'S CERTIFICATE

                        TECHNICAL CAREER INSTITUTES, INC.
                     SECRETARY'S CERTIFICATE AND INCUMBENCY
                       AND SPECIMEN SIGNATURE CERTIFICATE

I, Karen Romaine, do hereby certify that I am the duly elected and acting Assistant Secretary of Technical Career Institutes, Inc., a New York corporation (the "Corporation"), and further certify in such capacity that:

1. Attached hereto as Exhibit A is a true copy of the resolutions duly adopted by the Corporation's Board of Directors, which constitute all actions taken by the Board of Directors with respect to the transactions contemplated by the Stock Purchase Agreement dated as of June 30, 2005, by and among the Corporation, EVCI Career Colleges Holding Corp., East Coast Training Services of Delaware, Inc., East Coast Capital Corp. and North American Training Services, Inc., and the other agreements related thereto.

2. Attached hereto as Exhibit B is a true copy of the Certificate of Incorporation of the Corporation and all amendments thereto certified by the Secretary of State of the State of New York on _______, 2005; such Certificate of Incorporation has not been modified, rescinded, revoked or further amended since ______, 2005.

3. Attached hereto as Exhibit C is a correct and complete copy of the Bylaws of the Corporation.

4. Attached hereto as Exhibit D is a Certificate of Existence, dated _____, 2005, for the Corporation, issued by the Secretary of State of the State of New York.

5. The following named persons are now holding the office set forth opposite his/her name, and the signature of each such person, as set forth below, is his/her genuine signature:

      NAME                      OFFICE                        SIGNATURE
      ----                      ------                        ---------

David S. Gellman      Chairman of the Board and Director  ______________________

Karen Romaine         Acting President, Chief Financial   ______________________
                      Officer, Treasurer and Assistant
                      Secretary

Christine J. Smith    Vice President and Secretary,       ______________________
                      Director


                                    Exh. C-1

      NAME                      OFFICE                        SIGNATURE
      ----                      ------                        ---------

Murray Karp           Vice President and Assistant        ______________________
                      Treasurer, Director


                            [Signature page follows]


                                    Exh. C-2

         IN WITNESS WHEREOF, I have executed this certificate on behalf of the Corporation on this ___ day of ________, 2005.

                                                   -----------------------------
                                                   Karen Romaine
                                                   Assistant Secretary


                                    Exh. C-3

                                    EXHIBIT A
                                       TO
                           SECRETARY'S CERTIFICATE AND
                             INCUMBENCY AND SPECIMEN
                              SIGNATURE CERTIFICATE

                         Board of Directors Resolutions


                                    Exh. C-4

                                    EXHIBIT B
                                       TO
                           SECRETARY'S CERTIFICATE AND
                             INCUMBENCY AND SPECIMEN
                              SIGNATURE CERTIFICATE

                          Certificate of Incorporation


                                    Exh. C-5

                                    EXHIBIT C
                                       TO
                           SECRETARY'S CERTIFICATE AND
                             INCUMBENCY AND SPECIMEN
                              SIGNATURE CERTIFICATE

                                     Bylaws


                                    Exh. C-6

                                    EXHIBIT D
                                       TO
                           SECRETARY'S CERTIFICATE AND
                             INCUMBENCY AND SPECIMEN
                              SIGNATURE CERTIFICATE

                            Certificate of Existence


                                    Exh. C-7

                                    EXHIBIT D

                                 FORM OF RELEASE

         This RELEASE (this "Release") is made on this _____ day of ________, 2005 by East Coast Training Services of Delaware, Inc. ("ECTS"), East Coast Capital Corp. ("ECC"), North American Training Services, Inc. ("NATS" and together with ECTS and ECC, the "Sellers"), AEA Investors Inc. ("AEA"), Chrysler Capital Corporation (n/k/a) DaimlerChrysler Services North America LLC ("DCSNA" and together with AEA, the "Lenders"), North American Training Centers, Inc. ("NATCI") and Technical Career Institutes, Inc. (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).

         WHEREAS, the Company is a party to that certain Stock Purchase Agreement dated June 30, 2005 (the "Purchase Agreement"), by and among EVCI Career Colleges Holding Corp. (the "Purchaser"), the Sellers and the Company;

         WHEREAS, (i) ECTS owns all of the issued and outstanding Shares, (ii) ECC owns all of the issued and outstanding shares of the capital stock of ECTS and (iii) NATS owns all of the issued and outstanding shares of the capital stock of ECC except for 18,333.333 shares of ECC's Cumulative Preferred Stock owned by DCSNA;

         WHEREAS, the consummation of the transactions contemplated by the Purchase Agreement is conditioned upon, among other things, a release of claims executed by each Seller and Lender pursuant to Section 6.2(k) of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Release. Each Seller, each Lender and NATCI hereby expressly, irrevocably, and unconditionally release, acquit, and forever discharge the Company from any and all claims, causes of action, liabilities, losses, damages, demands, actions, suits or promises whatsoever, whether known or unknown, suspected or unsuspected, whether in law or equity (collectively, "Claims"), that arise out of, or otherwise relate to, (x) the period prior to the Closing Date and (y) the agreements, instruments and documents listed on Schedule 1 hereto to which the Company is a party or by which the Company is bound or to which any of the Company's assets or properties is subject; provided, however, this Section 1 shall not be deemed to release any Claims arising out of or otherwise relating to the Purchase Agreement, the Escrow Agreement or any other agreement executed and delivered pursuant to the Purchase Agreement.

         2. No Admission. This Release and any negotiations, discussions or proceedings in connection with it do not, and shall not, constitute, be construed as, or be deemed to be an admission or concession of any liability or wrongdoing whatsoever by the Company.


                                    Exh. D-1

         3. Governing Law. This Release shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of choice or conflicts of law thereof.

         4. Counterparts. This Release may be executed in any number of separate counterparts, all of which shall constitute one instrument. For purposes of this Release, a document (or signature page thereto) signed and transmitted by facsimile shall be deemed an original document.

         5. Headings. The section headings contained in this Release are for convenience only and shall not affect the construction or interpretation of this Release.

                            [Signature pages follow]


                                    Exh. D-2

                  IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

                                        TECHNICAL CAREER INSTITUTES, INC.

                                     By:_____________________________
                                        Name:
                                        Title:

                                        EAST COAST TRAINING SERVICES OF
                                        DELAWARE, INC.

                                     By:_____________________________
                                        Name:
                                        Title:

                                        EAST COAST CAPITAL CORP.

                                     By:_____________________________
                                        Name:
                                        Title:

                                        NORTH AMERICAN TRAINING SERVICES, INC.

                                     By:_____________________________
                                        Name:
                                        Title:


                                    Exh. D-3

                                        AEA INVESTORS INC.

                                     By:_____________________________
                                        Name:
                                        Title:

                                        CHRYSLER CAPITAL CORPORATION (N/K/A)
                                        DAIMLERCHRYSLER SERVICES NORTH
                                        AMERICA LLC.

                                     By:_____________________________
                                        Name:
                                        Title:

                                        NORTH AMERICAN TRAINING CENTERS, INC.

                                     By:_____________________________
                                        Name:
                                        Title:


                                    Exh. D-4

                                   Schedule 1

Senior Term Loan Agreement, dated as of September 30, 1994, among ECC, as borrower and AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a )DaimlerChrysler Services North America LLC, as lenders, as amended by First Amendment Agreement dated June 15, 1998, among ECC, ECTS, North American Training Centers, Inc., the Company, AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a )DaimlerChrysler Services North America LLC, as amended by Second Amendment Agreement dated October 10, 1999, among ECC, ECTS, North American Training Centers, Inc., the Company, AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a )DaimlerChrysler Services North America LLC, as amended by Third Amendment Agreement dated October 10, 2001, among ECC, ECTS, North American Training Centers, Inc., the Company, AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a ) DaimlerChrysler Services North America LLC, as amended by Fourth Amendment Agreement dated April 9, 2003 among ECC, ECTS, North American Training Centers, Inc., the Company, AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a ) DaimlerChrysler Services North America LLC, as extended to October 31, 2004 via letter dated November 10, 2003, as amended by Fifth Amendment Agreement dated April 1, 2005 among ECC, ECTS, North American Training Centers, Inc., the Company, AEA Investors Inc., NATS and Chrysler Capital Corporation (n/k/a )DaimlerChrysler Services North America LLC; Second Pledge Agreement and Non-Recourse Guarantee by East Coast Training Services of Delaware, Inc. of Technical Career Institutes, Inc. Stock dated as of September 30, 1994; TCI Guarantee Agreement dated as of September 30, 1994; Pledge Agreement of Technical Career Institutes, Inc. dated as of September 30, 1994; TCI Security Agreement dated as of September 30, 1994; ancillary documents and related security agreements to Senior Term Loan Agreement.


                                    Exh. D-5